                                                                    EXHIBIT 10.9

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                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF
                                 MARCH 29, 2004

                                  BY AND AMONG

                               JOHN R. WILLIAMSON

                           MAPCO FAMILY CENTERS, INC.
                             A DELAWARE CORPORATION

                                       AND

                             DELEK US HOLDINGS, INC.
                             A DELAWARE CORPORATION

                                    REGARDING

                            WILLIAMSON OIL CO., INC.
                             AN ALABAMA CORPORATION

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                                TABLE OF CONTENTS

1. DEFINITIONS...............................................................    1

2. SALE AND TRANSFER OF SHARES; ADDITIONAL AMOUNTS PAYABLE; CLOSING..........   12
   2.1     SHARES............................................................   12
   2.2     PURCHASE PRICE....................................................   12
   2.3     EARNEST MONEY.....................................................   14
   2.4     CLOSING...........................................................   15
   2.5     CLOSING OBLIGATIONS...............................................   16

3. REPRESENTATIONS AND WARRANTIES OF SELLER..................................   19
   3.1     ORGANIZATION AND GOOD STANDING....................................   19
   3.2     AUTHORITY; NO CONFLICT............................................   19
   3.3     CAPITALIZATION....................................................   21
   3.4     FINANCIAL STATEMENTS..............................................   21
   3.5     BOOKS AND RECORDS.................................................   21
   3.6     TITLE TO PROPERTIES; ENCUMBRANCES.................................   22
   3.7     CONDITION AND SUFFICIENCY OF ASSETS...............................   22
   3.8     ACCOUNTS RECEIVABLE...............................................   23
   3.9     BROKERS OR FINDERS................................................   23
   3.10    NO UNDISCLOSED LIABILITIES........................................   23
   3.11    TAXES.............................................................   23
   3.12    NO MATERIAL ADVERSE CHANGE........................................   26
   3.13    EMPLOYEE BENEFITS.................................................   26
   3.14    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS...   26
   3.15    LEGAL PROCEEDINGS; ORDERS.........................................   27
   3.16    ABSENCE OF CERTAIN CHANGES AND EVENTS.............................   28
   3.17    CONTRACTS; NO DEFAULTS............................................   30
   3.18    INSURANCE.........................................................   33
   3.19    ENVIRONMENTAL MATTERS.............................................   34
   3.20    EMPLOYEES.........................................................   36
   3.21    EMPLOYMENT COMPLIANCE.............................................   37
   3.22    CERTAIN PAYMENTS..................................................   37
   3.23    DISCLOSURE........................................................   38
   3.24    INTELLECTUAL PROPERTY.............................................   38
   3.25    RELATIONSHIPS WITH RELATED PERSONS................................   38
   3.26    CONDEMNATION......................................................   39

4. REPRESENTATIONS AND WARRANTIES OF BUYER...................................   39
   4.1     CAPACITY..........................................................   39
   4.2     INVESTMENT INTENT.................................................   39
   4.3     CERTAIN PROCEEDINGS...............................................   40


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
   4.4     BROKERS OR FINDERS................................................   40
   4.5     NON-CONTRAVENTION.................................................   40
   4.6     FINANCIAL ABILITY.................................................   40

5. COVENANTS OF SELLER PRIOR TO CLOSING DATE.................................   40
   5.1     ACCESS AND INVESTIGATION..........................................   40
   5.2     OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES.............   40
   5.3     NEGATIVE COVENANTS................................................   41
   5.4     REQUIRED APPROVALS................................................   41
   5.5     NOTIFICATION......................................................   42
   5.6     NO NEGOTIATION....................................................   42
   5.7     RELEASE OF SELLER LIABILITIES: SELLER EFFORTS.....................   42
   5.8     FINANCIALS: SELLER'S OBLIGATIONS..................................   42
   5.9     AIRPLANE..........................................................   43
   5.10    SELLER INDEBTEDNESS TO ACQUIRED COMPANIES.........................   43
   5.11    ENVIRONMENTAL DUE DILIGENCE.......................................   43
   5.12    ENVIRONMENTAL REMEDIATION.........................................   44
   5.13    SATISFACTION OF CLOSING CONDITIONS................................   45
   5.14    EMPLOYEE BENEFITS ACCRUAL.........................................   45

6. COVENANTS OF BUYER PRIOR AND SUBSEQUENT TO CLOSING DATE...................   45
   6.1     APPROVALS OF GOVERNMENTAL BODIES..................................   45
   6.2     SATISFACTION OF CLOSING CONDITIONS................................   46
   6.3     RELEASE OF SELLER LIABILITIES: BUYER EFFORTS......................   46
   6.4     FINANCIALS: BUYER'S OBLIGATIONS...................................   46
   6.5     ENVIRONMENTAL DUE DILIGENCE.......................................   46
   6.6     NOTIFICATION......................................................   47
   6.7     REMEDIATION OF KNOWN BUYER REMEDIATION FACILITIES.................   47

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.......................   48
   7.1     ACCURACY OF REPRESENTATIONS.......................................   48
   7.2     SELLER'S PERFORMANCE..............................................   49
   7.3     ADDITIONAL DOCUMENTS..............................................   49
   7.4     NO PROCEEDINGS....................................................   49
   7.5     NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS...............   49
   7.6     NO PROHIBITION....................................................   49
   7.7     REQUIRED CONSENTS.................................................   50
   7.8     ACQUIRED COMPANY LOANS............................................   50
   7.9     ACQUIRED COMPANY LIABILITIES......................................   50
   7.10    [INTENTIONALLY OMITTED]...........................................   50
   7.11    AUDIT OF NOVEMBER 30 FINANCIALS...................................   50
   7.13    ENVIRONMENTAL INSURANCE POLICY....................................   50

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE......................   51
   8.1     ACCURACY OF REPRESENTATIONS.......................................   51


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

   8.2     BUYER'S PERFORMANCE...............................................   51
   8.3     ADDITIONAL DOCUMENTS..............................................   51
   8.4     NO INJUNCTION.....................................................   51
   8.5     RELEASE OF OTHER PERSONAL LIABILITIES.............................   52

9. TERMINATION...............................................................   52
   9.1     TERMINATION EVENTS................................................   52
   9.2     EFFECT OF TERMINATION.............................................   53

10. INDEMNIFICATION; REMEDIES................................................   53
   10.1    SURVIVAL..........................................................   53
   10.2    INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER..................   53
   10.3    INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER...................   54
   10.4    TIME LIMITATIONS..................................................   54
   10.5    PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.................   55
   10.6    INDEMNIFICATION AND PROCEDURE FOR INDEMNIFICATION--TAX MATTERS....   56
   10.7    PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.......................   57
   10.8    LIMITATIONS.......................................................   57
   10.9    SOLE REMEDY.......................................................   59
   10.10   TAX TREATMENT OF INDEMNIFICATION PAYMENTS.........................   59

11. TAX MATTERS..............................................................   59
   11.1    RESPONSIBILITY FOR FILING INCOME TAX RETURNS......................   60
   11.2    STRADDLE PERIODS..................................................   60
   11.3    REFUND AND TAX BENEFITS...........................................   61
   11.4    CARRYBACKS........................................................   61
   11.5    COOPERATION ON TAX MATTERS........................................   61
   11.6    TAX-SHARING AGREEMENTS............................................   62
   11.7    CERTAIN TAXES AND FEES............................................   62

12. GENERAL PROVISIONS.......................................................   62
   12.1    EXPENSES..........................................................   62
   12.2    NOTICES...........................................................   63
   12.3    CHOICE OF LAW.....................................................   64
   12.4    FURTHER ASSURANCES................................................   64
   12.5    AGREEMENT OF SELLER NOT TO COMPETE................................   64
   12.6    WAIVER............................................................   66
   12.7    ENTIRE AGREEMENT AND MODIFICATION.................................   66
   12.8    DISCLOSURE LETTER.................................................   66
   12.9    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS................   66
   12.10   SEVERABILITY......................................................   67
   12.11   SECTION HEADINGS, CONSTRUCTION....................................   67
   12.12   TIME OF ESSENCE...................................................   67
   12.13   CONFIDENTIALITY; NO PUBLIC DISCLOSURE.............................   67

   12.14   SUNTRUST LITIGATION...............................................   68
   12.15   DELEK GUARANTEE...................................................   69
   12.16   INCORPORATION OF EXHIBITS AND DISCLOSURE LETTER...................   69
   12.17   COUNTERPARTS......................................................   69


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

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of March 29, 2004, by and among DELEK US HOLDINGS, INC., a Delaware corporation ("Delek US Holdings"), MAPCO FAMILY CENTERS, INC., a Delaware corporation ("Buyer") and JOHN R. WILLIAMSON, an individual residing in the State of Alabama ("Seller").

                                    RECITALS:

     Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Williamson Oil Co., Inc., an Alabama corporation (the "Company"), for the consideration and on the terms set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. In furtherance thereof, and to induce Seller to proceed with the Contemplated Transactions (as herein defined), Delek US Holdings has heretofore deposited One Million Dollars ($1,000,000) and will within twenty-four (24) hours hereof deposit an additional One Million Dollars ($1,000,000) (as herein defined) as more fully described in
Section 2.3.

                                   AGREEMENT:

     The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"ACQUIRED COMPANIES" means the Company, Gasoline Associated Services, Inc., an Alabama corporation, and Liberty Wholesale Co., Inc., an Alabama corporation.

"ADJUSTMENT AMOUNT" is defined in Section 2.2(b).

"AIRPLANE" - means 1984 Citation III, Serial Number: 650-0058, Registration:
N70DJ, which is currently owned by the Company.

"AIRPLANE DEBT" means that certain portion of the loan incurred by the Company in connection with the acquisition of the Airplane which is designated by Seller (in a writing to Buyer no later than five (5) days prior to Closing) to be paid by Buyer at Closing, which amount shall not exceed One Million, Nine Hundred Thousand Dollars ($1,900,000).

"APPLICABLE CONTRACT" means any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

"ASSESSMENTS" is defined in Section 6.5.

"ASSETS" means all property owned by any of the Acquired Companies, leased by any of the Acquired Companies or used in their operations.

"BASE PURCHASE PRICE" is defined in Section 2.2(a).

"BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement shall not require a change in the business of such Person, the expenditure of money, or the incurrence of any other financial burden.

"BOOKS AND RECORDS" is defined in Section 3.5.

"BREACH" means (a) any inaccuracy in or breach of, or any failure to perform or comply with, a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

"BUYER" is defined in the first paragraph of this Agreement.

"CLOSING" is defined in Section 2.4.

"CLOSING DATE" means the date and time as of which the Closing actually takes place.

"CLOSING DATE INVENTORY" is defined in Section 2.2(c).

"CLOSING PURCHASE PRICE" is defined in Section 2.2(a).

"COMPANY" is defined in the Recitals of this Agreement.

"CONSENT" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"CONSULTANTS" is defined in Section 5.11.

"CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

     (a) the sale of the Shares by Seller to Buyer;

     (b) the performance by Buyer and Seller of their respective covenants and


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obligations under this Agreement; and

     (c) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

"CONTRACT" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"COVERED UST" is defined in Section 3.19(k).

"DAMAGES" is defined in Section 10.2.

"DEBT PORTION" is defined in Section 2.5(f).

"DELEK US HOLDINGS" is defined in the first paragraph of this Agreement.

"DISCLOSURE LETTER" means the disclosure letter delivered by Seller to Buyer in connection with this Agreement and made a part hereof by this reference.

"EARNEST MONEY" is defined in Section 2.3.

"EARNEST MONEY ESCROW AGENT" is defined in Section 2.3.

"EMPLOYEE KNOWLEDGE GROUP" shall mean those certain individuals who are listed on EXHIBIT A hereto, which is incorporated by reference herein.

"ENCUMBRANCE" means any charge, claim, community property interest, condition, encumbrance, lease, license, sublease, right, equitable interest, easement, mortgage, deed of trust, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"ENVIRONMENTAL CONDITION" or "ENVIRONMENTAL CONDITIONS" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any Hazardous Materials.

"ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages,


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settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental Law or Occupational Safety and Health Law), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Law or Occupational Safety and Health Law, or (b) pursuant to any claim by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such Person pursuant to common law or statute.

"ENVIRONMENTAL INSURANCE POLICY" is defined in Section 2.5(g).

"ENVIRONMENTAL LAW" or "ENVIRONMENTAL LAWS" means any Legal Requirement relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Body, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Body. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., and any state, county, or local regulations similar thereto.

"EQUITY PORTION" is defined in Section 2.5(f).

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"FACILITIES" mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, trailers and rolling stock) currently or formerly owned or operated by any Acquired Company.

"FINANCIAL STATEMENTS" is defined in Section 3.4.

"FIVE STAR MEMBERSHIP PAYMENT" shall be Fifty-Five Thousand Dollars ($55,000).

"GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements and the other financial statements referred to in Section 3.4 were prepared.


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"GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY" means any:

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d) multinational organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may have a Material Adverse Effect on the value of the Facilities or any Acquired Company.

"HAZARDOUS MATERIALS" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise has been determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, or that is regulated by any Governmental Body under any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, asbestos or asbestos-containing materials, polychlorinated biphenyls, mercury, buried contaminants, chemicals, and flammable or explosive materials.

"INCOME TAX" means any Federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

"INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"INTERIM FINANCIAL STATEMENTS" is defined in Section 3.4.

"IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"KNOWLEDGE": an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter; A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if, and only if, any individual who is serving as a director, officer, partner, shareholder, member, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter. For purposes of this Agreement, the Knowledge of the Acquired Companies shall be limited to the Knowledge of the Employee Knowledge Group.

"KNOWN BUYER REMEDIATION FACILITIES" is defined in Section 6.7(a).

"KNOWN NON-TRUST FUND CONTAMINATION FACILITIES" is defined in Section 5.12(a).

"LEASE LIABILITIES" is defined in Section 6.3(a).

"LEASEHOLD STORES" is defined in Section 2.5(a)(ix).

"LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"MANAGEMENT KNOWLEDGE GROUP" shall have the meaning set forth in EXHIBIT C hereto which is incorporated by reference herein.

"MATERIAL ADVERSE CHANGE" OR "MATERIAL ADVERSE EFFECT" means any change or effect that by itself or in combination with other changes or effects would cause an adverse change or effect of Five Hundred Thousand Dollars ($500,000) or more to the business, properties, financial condition, results of operations or prospects of one or more of the Acquired Companies; provided, however, that none of the following shall, by itself, be deemed to constitute a Material Adverse Change or to have a Materially Adverse Effect, unless it affects the Acquired Companies disproportionately to others in the industry: (a) any adverse change or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial,


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

banking, or security markets (including, but not limited to, any disruption thereof and any decline in the price of any security or any market index), (4) changes in the United States generally accepted accounting principles, or (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (b) any adverse change in or effect on the business of the Acquired Companies that is fully cured by Seller to the reasonable satisfaction of Buyer before the earlier of (1) the Closing Date and
(2) the date on which this Agreement is terminated pursuant to Article 9 hereof.

"MATRIX" is defined in Section 3.9.

"MISCELLANEOUS PROPERTY" shall mean the following parcels of property: (i) that certain parcel of property located at 728 Memorial Blvd., Murfreesboro, Tennessee 37130, (ii) that certain parcel of property located at 1000 US Hwy. 431 North, Anniston, Alabama 36206, (iii) that certain vacant parcel of property located at West 10th Street, Anniston, Alabama 36206, and (iv) that certain parcel of property located at 6108 McClellan Blvd. Anniston, Alabama 36206.

"MISCELLANEOUS PROPERTY PAYMENT" is defined in Section 2.2(d).

"MONTHLY FINANCIALS" is defined in Section 5.8.

"NOL" is defined in Section 10.8(f).

"NOVEMBER 30 FINANCIALS" is defined in Section 5.8.

"OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is either (i) in the case of a Person who is not a Related Party, on an arm's length basis, or (ii) in the case of a Related Party, upon terms no less favorable to such Person than those that would be obtained in an arm's-length transaction with a Person who is not a Related Party;


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

     (c) such action is not required to be formally authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); or

     (d) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"ORGANIZATIONAL DOCUMENTS" mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

"OTHER PERSONAL LIABILITIES" is defined in Section 5.7.

"PERMITTED EXCEPTIONS" means (a) mortgages or security interests shown on the Financial Statements or the Interim Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) easements, rights of way, servitudes, restrictions and other matters of record which, individually or in the aggregate, do not adversely affect the current use or value of the Real Property except to a de minimis extent.

"PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"PROPRIETARY RIGHTS" means all patents, patent applications, copyrights, trademarks, service marks, trade names, service marks, corporate names, and domain names; computer software and related documentation; confidential information, trade secrets and know-how; financial, business and marketing plans and related information; and all other intellectual property rights.

"REAL PROPERTY" means all real property owned or leased by, or used in the operations of, any of the Acquired Companies on the date of this Agreement, and all real property owned or leased by, or used in the operations of, any of the Acquired Companies acquired after the date of this Agreement, including all buildings, fixtures, structures and improvements situated thereon and all rights and appurtenances thereto.

"RELATED PERSON" means, with respect to a particular individual:

     (a) each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, shareholder, partner, member, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (b) any Person that holds a Material Interest in such specified Person;

     (c) each Person that serves as a director, officer, shareholder, partner, member, executor, or trustee of such specified Person (or in a similar capacity);

     (d) any Person in which such specified Person holds a Material Interest;

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

     (f) any Related Person of any individual described in clause (b) or (c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse (and former spouses), (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

"RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, or disposing into the Environment, whether intentional or unintentional, of any Hazardous Materials.

"REMEDIATE", "REMEDIATION", or "REMEDIAL ACTION" shall mean the removal, abatement, response, investigative, cleanup, and/or monitoring activities undertaken to address any Environmental Conditions, or Release of Hazardous Materials, including without limitation excavation, transportation and disposal of Hazardous Materials, any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation, or bioremediation, and the installation and operation of remediation systems.

"REPRESENTATIVE" means, with respect to a particular Person, any director, officer, shareholder, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"SECURITIES ACT" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"SELLER" is defined in the first paragraph of this Agreement.

"SHARES" are defined in the Recitals of this Agreement.

"SMLLC" is defined in Section 5.9.

"STOCK PURCHASE ESCROW AGREEMENT" is defined in Section 2.5(c).

"STOCK PURCHASE ESCROW AMOUNT" is One Million, Five Hundred Thousand Dollars ($1,500,000) during the period from the date hereof through and including the first anniversary of the Closing Date, One Million Dollars ($1,000,000) during the period from the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, and Five Hundred Thousand Dollars ($500,000) during the period from the second anniversary of the Closing Date through and including the third anniversary of the Closing Date; provided, however, that if a claim for indemnification shall have been made but not resolved prior to the date on which a reduction otherwise would have occurred, the amount of such claim shall be added to the Stock Purchase Escrow Amount otherwise in effect until the claim is resolved.

"STORE 102/182 SELLER CONTRIBUTION" is defined in Section 2.5(f).

"STORE 184 PERSONAL DEBT" means that certain portion of the loan incurred in connection with Store 184 which is designated by Seller (in a writing to Buyer no later than five (5) days prior to Closing) to be paid by Buyer at Closing, which amount shall not exceed Six Hundred Fifty Thousand Dollars ($650,000).

"SUBSIDIARY" is, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of the corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary or the Company.

"SUNTRUST ESCROW AGREEMENT" is defined in Section 2.5(d).

"SUNTRUST ESCROW AMOUNT" is One Million, Three Hundred Seventy-Five Thousand Dollars ($1,375,000).

"SUNTRUST LITIGATION" is defined in Section 12.14.

"SUPERVISOR KNOWLEDGE GROUP" is defined in EXHIBIT B hereto which is incorporated by reference herein.

"SURVEYS" is defined in Section 2.5(e).

"TALBERT PAYMENT" means that certain payment to James Talbert, in the amount designated by Seller (in a writing to Buyer no later than five (5) days prior to Closing) to be paid by Buyer at Closing, which amount shall not exceed One Million Dollars ($1,000,000).

"TAX" OR "TAXES" means (a) any federal, state, local or foreign income, gross receipts, capital, franchise, business privilege, import, goods and services, value added, sales and use, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee withholding, unclaimed property, escheat or other tax or business license fee of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or
(b) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

"TAX BENEFIT" is defined in Section 10.8(e).

"TAX CLAIM" is defined in Section 10.6(a).

"TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THIRD PARTY CONSENT" is defined in Section 2.5(a)(xii).

"THREAT OF RELEASE" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

"TITLE COMMITMENTS" is defined in Section 2.5(e).

"TRUCKING CONTRACT ADJUSTMENT AMOUNT" shall be equal to Seven Hundred Thousand Dollars ($700,000).

"UST PROGRAM" is defined in Section 3.19(k).

"WORKING CAPITAL ADJUSTMENT" is defined in Section 7.1.

2.   SALE AND TRANSFER OF SHARES; ADDITIONAL AMOUNTS PAYABLE; CLOSING

     2.1 SHARES

     Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

     2.2 PURCHASE PRICE

     (a) Buyer agrees to pay to Seller at the Closing, in immediately available funds, Twenty-Four Million, Five Hundred Fifty Thousand Dollars ($24,550,000) (the "Base Purchase Price"),

          (i) LESS the Stock Purchase Escrow Amount;

          (ii) LESS the SunTrust Escrow Amount;

          (iii) LESS the Earnest Money in the amount of Two Million Dollars ($2,000,000), plus any accrued interest thereon, which will be paid to Seller directly by the Earnest Money Escrow Agent in accordance with Section 2.3(d);

          (iv) LESS the Trucking Contract Adjustment Amount;

          (v) LESS the Airplane Debt, which amount shall be paid by Buyer at

Closing in immediately available funds directly to Fleet Capital Leasing in partial satisfaction of such debt;

          (vi) LESS One Hundred Thousand Dollars ($100,000) or one-half (1/2) of the estimated cost of the Surveys, whichever amount is smaller;

          (vii) LESS the Store 102/Store 182 Seller Contribution, which amount shall be paid by Buyer at Closing in immediately available funds directly to the lending institutions and individuals more fully described in Section 2.5(f);

          (viii) LESS One Hundred Fifty Thousand Dollars ($150,000) or one quarter (1/4) of the cost of the Environmental Insurance Policy, whichever amount is smaller, which amount shall be paid by Buyer at Closing in immediately available funds to the insurer providing the Environmental Insurance Policy, as more fully described in Section 2.5(g), but only if such policy names Seller as an insured thereunder;

          (ix) LESS the Talbert Payment, which amount shall be paid by Buyer at Closing in immediately available funds directly to James L. Talbert;

          (x) LESS the Store 184 Personal Debt, which amount shall be paid by Buyer at Closing in immediately available funds directly to the lending institution to satisfy in full such debt;

          (xi) LESS an amount equal to the Five Star Membership Payment; and

          (xii) PLUS an amount equal to any principal payments made by the Company subsequent to April 1, 2004, on the term loans and capitalized leases of the Company.

(the Base Purchase Price, as adjusted by the items above, is herein referred to as the "Closing Purchase Price"). Buyer agrees at the Closing to pay the amounts listed above to the parties listed above or otherwise identified by Seller, by wire transfer or delivery of other immediately available funds. The parties further understand and agree that, following the Closing, the Closing Purchase Price may be further adjusted by a payment, either by Buyer to Seller or by Seller to Buyer, in accordance with the working capital adjustment more fully described in Section 2.2(b) hereof and by the Miscellaneous Property Payment more fully described in Section 2.2(d) hereof.

     (b) For purposes of this Section 2.2(b), the Closing Working Capital (as herein defined) of the Acquired Companies will be determined in accordance with the procedures set forth in EXHIBIT 2.2(B) hereto. For purposes of this Section 2.2(b), the definition of "Target Working Capital" is Two Million, Six Hundred Eleven Thousand Dollars ($2,611,000). Within thirty (30) days after the Closing, Seller and Buyer will calculate the actual working capital of the Acquired Companies as of the Closing (the "Closing Working Capital"), and either (1) if the Closing Working Capital exceeds the Target Working Capital by more than One Hundred Thousand Dollars ($100,000), Buyer will pay to Seller the amount by which the Closing Working Capital exceeds the Target Working Capital, or (2) if the Target Working Capital exceeds the Closing Working Capital by more than One Hundred Thousand Dollars ($100,000), Seller will refund to Buyer the amount by which Target Working Capital exceeds the Closing Working Capital. No additional payments will be made by either party if the Closing Working Capital is within One Hundred Thousand Dollars ($100,000) of Target Working Capital. If the parties are unable to agree upon the amount of the Closing Working Capital within thirty (30) days after Closing, they shall select an accounting firm mutually acceptable to them to resolve the disagreement. If the parties are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). In the event that the parties submit any unresolved objections to an accounting firm, they will each bear and be responsible for one-half (1/2) of the costs of such services. Upon final determination of the amount to be paid hereunder, the party to pay such amount shall promptly make such payment, in immediately available funds, to the other party.

     (c) As part of the process of determining the Closing Working Capital, Buyer and Seller will engage the services of a third party mutually agreeable to Buyer and Seller to undertake an inventory (the "Closing Date Inventory") audit of the Acquired Companies as of the Closing Date. The Closing Date Inventory shall exclude items which (i) such third party determines are damaged, spoiled, or out of date, and (ii) are not guaranteed by a vendor of an Acquired Company. The Closing Date Inventory shall be conducted in accordance with the procedures described on EXHIBIT 2.2(C) hereto.

     (d) At or before Closing, Buyer shall retain the services of an appraiser reasonably acceptable to Seller to undertake an appraisal of the Miscellaneous Property. Within thirty (30) days after Closing, such appraiser shall provide to Buyer and Seller an appraisal of the Miscellaneous Property setting forth the fair market value of the Miscellaneous Property. If either Buyer or Seller disagree with the findings in such appraisal, such party shall have ten (10) days from receipt of such appraisal to formally object to the findings contained therein. If neither party so objects, they shall be deemed to have agreed to the findings contained therein. In the event of an objection to appraised value of the Miscellaneous Property which the parties are unable to resolve through good faith negotiation within five (5) days of such objection, the parties shall select an appraisal firm mutually acceptable to conduct a second appraisal. If the parties are unable to agree on the choice of a second appraiser, they will each select an appraiser, which appraisers shall select a third appraiser who will undertake a second appraisal of the fair market value of the Miscellaneous Property. The appraised amount of the Miscellaneous Property in such second appraisal shall be binding on the parties hereto. In the event of such second appraisal, the parties hereto will each bear and be responsible for one-half (1/2) of the costs of such services. Within five (5) days after final determination of the appraised amount of the Miscellaneous Property, Buyer shall pay to Seller in immediately available funds an amount equal to twenty five percent (25%) of such appraised value (the "Miscellaneous Property Payment").

     2.3 EARNEST MONEY

     Delek US Holdings has heretofore deposited One Million Dollars ($1,000,000) and Delek US Holdings shall, within twenty-four (24) hours of execution of this Agreement, deposit an additional One Million Dollars ($1,000,000) (such Two Million Dollars ($2,000,000) is herein collectively referred to as the "Earnest Money") with AmSouth Bank, as escrow agent (the "Earnest Money Escrow Agent") pursuant to an amended and restated agreement among Delek US Holdings, Seller and the Earnest Money Escrow Agent, which agreement shall be dated as of the date hereof. Buyer's right to a return of all, a portion, or none of the Earnest Money will be governed by the following provisions:

     (a) If Buyer elects not to consummate the Contemplated Transactions due to
(i) failure to satisfy the conditions to Buyer's obligation to close the Contemplated Transactions (other than a failure to satisfy the condition to Closing described in Section 7.8 hereof or failure to receive any of the items identified in Section 2.5(a)(xii)) or (ii) a Breach or default by Seller or an Acquired Company with respect to his or its obligations under this Agreement, Buyer shall be entitled to return of all of the Earnest Money.

     (b) (i) If Buyer elects not to consummate the Contemplated Transactions due to any of the following: (A) failure to satisfy the condition to Closing described in Section 7.8 hereof, (B) failure of Buyer to receive any of the items identified in Section 2.5(a)(xii), (C) failure of Buyer to obtain financing to replace the Acquired Companies' existing financing with Textron Financial, or (ii) if the Agreement is terminated as provided in Section 9.1 (f) hereof, Seller shall be entitled to Two Hundred Fifty Thousand Dollars ($250,000) of the Earnest Money and Buyer shall be entitled to the remainder thereof, subject to the increase of such amount to Five Hundred Thousand Dollars ($500,000) as more fully described in Section 2.4 hereof.

     (c) If Buyer fails to consummate the Contemplated Transactions for any reason other than those listed above in Sections 2.3(a) and 2.3(b), Seller shall be entitled to all of the Earnest Money.

     (d) If the Contemplated Transactions are consummated, the Earnest Money will be distributed by the Letter of Intent Escrow Agent to Seller and credited against Buyer's obligation to pay the Base Purchase Price as more fully described in Section 2.2(a) hereof.

     (e) Buyer and Seller agree that payment of all or part of the Earnest Money to Seller under this Section 2.3 shall be deemed liquidated damages for the failure of Buyer to consummate the Contemplated Transactions and will not constitute a penalty. This Section 2.3 shall be the sole remedy of Seller if Buyer fails to consummate the Contemplated Transactions, and notwithstanding anything in this Agreement to the contrary, total amount of Buyer's liability to Seller for such failure shall not exceed the amount provided in this Section 2.3.

     2.4 CLOSING

     The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Bradley Arant Rose & White LLP, in Birmingham, Alabama, on or before April 30, 2004, at 10:00 a.m. (Birmingham time) or at such other time and place as the parties may agree, provided that if the parties are unable to consummate the Contemplated Transactions on or before April 30, 2004, and the Agreement has not been terminated pursuant to Sections 9.1 (a), 9.1(b), 9.1(c), 9.1(e), or 9.1 (f), then the Closing Date shall be extended to May 14, 2004, and the Two Hundred Fifty Thousand Dollars ($250,000) referenced in Section 2.3(b) hereof will be increased, without further action on the part of any of the parties to this Agreement, to Five Hundred Thousand Dollars ($500,000). The Closing shall be effective as of 11:59 p.m. (Birmingham Time) on the Closing Date.

     2.5 CLOSING OBLIGATIONS

     At the Closing:

     (a) Seller will deliver to Buyer:

          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

          (ii) a certificate executed by Seller representing and warranting to Buyer that all of Seller's representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually) were accurate as of the date of this Agreement (except for any representation or warranty made as of a specified date, which shall be true and correct as of such specified date) and are accurate in all material respects (except for such representations and warranties that by their terms are qualified by reference to materiality, which representations and warranties shall be accurate in all respects) as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5);

          (iii) a certificate with respect to each of the Acquired Companies executed by an officer of such Acquired Company attesting to (A) its Organizational Documents, (B) the completeness and accuracy of attached resolutions of the board of directors and stockholders and (C) incumbency of officers;

          (iv) certificates of the Probate Court of DeKalb County, Alabama or other appropriate authority (in each case dated within five (5) days of Closing) attaching copies of the Articles of Incorporation of each Acquired Company and all amendments thereto;

          (v) certificates of existence and good standing certificates (in each case dated within five (5) days of Closing), including tax clearances (dated within thirty (30) days of Closing), for each Acquired Company from, respectively, the Alabama Department of Revenue and the Alabama Secretary of State;

          (vi) certificates of existence and good standing certificates (dated within thirty (30) days of Closing) for every other state jurisdiction where each Acquired Company does business;

          (vii) a duly executed certificate of Seller in the form specified by Treasury Regulation Section 1.1445-2(b)(2);

          (viii) resignations of all of the directors and officers of the Acquired Companies effective as of the Closing Date;

          (ix) landlord estoppels in the form attached hereto as EXHIBIT 2.5(A)(IX) from the landlord of discount food marts 111,116,125,192, 204 and 205 (the "Leasehold Stores");

          (x) an opinion of counsel to Seller and the Acquired Companies substantially in the form set forth as EXHIBIT 2.5(A)(X);

          (xi) a schedule indicating the amount of borrowings by the Acquired Companies as of the Closing Date in a form reasonably acceptable to Buyer;

          (xii) Consents of (A) Compass Bank, (B) ExxonMobil Oil Corporation,
(C) Chevron Products Company, (D) Motiva Enterprises, LLC, (E) Commonwealth Brands, Inc., (F) Brown & Williamson, (G) Phillip Morris USA, and (H) R.J. Reynolds Tobacco Company to the change of control of the Acquired Companies (collectively, the "Third Party Consents");

          (xiii) [INTENTIONALLY OMITTED];

          (xiv) all books of account, minute books, stock record books, and other records of each of the Acquired Companies;

          (xv) evidence satisfactory to Buyer that the Acquired Companies have good and marketable fee simple title to discount food mart 102 and discount food mart 182, free and clear of all Encumbrances other than Permitted Exceptions; and

          (xvi) such other affidavits, documents, instruments and certificates as Buyer reasonably may request, including without limitation those required by Buyer's title insurance company, consistent with Seller's obligations under this Agreement.

     (b) Buyer will deliver to Seller:

          (i) the Closing Purchase Price;

          (ii) a letter, signed by Buyer, authorizing and instructing the Earnest Money Escrow Agent to disburse all of the Earnest Money to Seller;

          (iii) a certificate executed by Buyer representing and warranting to Seller that all of Buyer's representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually) were accurate as of the date of this Agreement and are accurate in all material respects (except for such representations and warranties that by their terms are qualified by reference to materiality, which representations and warranties shall be accurate in all respects) as of the Closing Date as if made on the Closing Date;

          (iv) the Lease Liability insurance policy or other security more fully described in Section 6.3(a) hereof, unless such personal liabilities of Seller have all been released at or prior to Closing; and

          (v) an opinion of counsel to Buyer in substantially the form set forth as EXHIBIT 2.5(B)(V).

     (c) Buyer and Seller will enter into an escrow agreement in a form reasonably acceptable to Buyer and Seller (the "Stock Purchase Escrow Agreement"). The Stock Purchase Escrow Agreement shall provide (i) that Seller is entitled to, and may at any time withdraw, all interest and other earnings that accrue on the Stock Purchase Escrow Amount; and (ii) that Buyer will be solely responsible for the payment of all fees and costs charged by the escrow agent named in the Stock Purchase Escrow Agreement.

     (d) Buyer and Seller will enter into an escrow agreement in a form reasonably acceptable to Buyer and Seller (the "SunTrust Escrow Agreement"). The SunTrust Escrow Agreement shall provide (i) that Seller is entitled to, and may at any time withdraw, all interest and other earnings that accrue on the SunTrust Escrow Amount; and (ii) that Seller will be solely responsible for the payment of all fees and costs charged by the escrow agent named in the SunTrust Escrow Agreement.

     (e) Buyer has ordered binding commitments (the "Title Commitments") for the issuance of current extended coverage ALTA Owner's Policies (1992) of title insurance with respect to all owned Real Property and current extended coverage ALTA Leasehold Policies (1992) of insurance for the Leasehold Stores, and surveys of the owned Real Property and certain of the Leasehold Stores (collectively, "Surveys"). Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be obligated to close unless (i) such Title Commitments shall in all cases insure fee title in the name of the Company to each parcel of owned Real Property, including but not limited to discount food mart 102 and discount food mart 182, and leasehold title in the name of the Company to each parcel of the Leasehold Stores, in all cases free and clear of all Encumbrances other than the Permitted Exceptions, and (ii) such Surveys, if any, as have been received prior to Closing, shall show no Encumbrances other than the Permitted Exceptions.

     (f) At Closing, the Company shall exercise (i) its right to purchase from Shannon Stringer discount food mart 182 in accordance with that certain Commercial Lease Agreement by and between Shannon Stringer and the Company dated August 27, 1999, and (ii) its right to purchase discount food mart 102 in accordance with that certain Commercial Lease Agreement by and between James L. Talbert and the Company dated

February 20, 2001. A portion of such purchase price shall be paid to the lending institutions which have provided financing in connection with the acquisition of such stores (such portion is herein referred to as the "Debt Portion"). The remaining portion of such purchase price shall be paid directly to Shannon Stringer and James L. Talbert (such portion is herein referred to as the "Equity Portion"). Buyer shall pay to said financial institutions the Debt Portion and shall pay to Shannon L. Stringer and James L. Talbert the Equity Portion, a portion of which payments shall reduce the Purchase Price as described in
Section 2.2(a)(vii) hereof. Each such financial institution and each of James L. Talbert and Shannon L. Stringer shall deliver releases to Buyer at Closing, including without limitation a release by each such financial institution of any Encumbrances relating to such Real Property. For purposes of this Agreement, (i) the Equity Portion, (ii) Fifty Percent (50%) of all costs and expenses arising out of or in connection with the acquisition of discount food mart 102 and discount food mart 182 (including but not limited to all deed, transfer, mortgage recording, income and other Taxes and fees, and costs associated with the release of Encumbrances), and (iii) Fifty Percent (50%) of the Debt Portion, which is the amount set forth in Section 2.2(a)(vii), shall be referred to, collectively, as the "Store 102/Store 182 Seller Contribution."

     (g) Buyer shall use its reasonable best efforts to obtain, at or before Closing, an environmental insurance policy covering the Acquired Companies (the "Environmental Insurance Policy"). In connection with the purchase of the Environmental Insurance Policy, Seller has agreed that it will be responsible for the payment of the amount specified in Section 2.2(a)(viii) hereof in connection with such policy, which amount shall be paid by Buyer and deducted from the Base Purchase Price.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 ORGANIZATION AND GOOD STANDING

     Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     3.2 AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors rights generally and by equitable principles, including the availability of specific performance. Upon the execution and delivery by Seller of the Stock Purchase Escrow Agreement, the Stock Purchase Escrow Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors rights generally and by equitable principles, including the availability of specific performance. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Stock Purchase Escrow Agreement, to perform his obligations under this Agreement and the Stock Purchase Escrow Agreement and to consummate the Contemplated Transactions.

     (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies as currently in effect, or (B) any resolution adopted by the board of directors or the shareholders of the Acquired Companies currently in effect;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquired Companies or Seller, or any of the assets owned or used by the Acquired Companies, is currently subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Companies or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Companies;

          (iv) cause Buyer or the Acquired Companies to become subject to, or liable for, the payment of any Tax arising prior to the date of Closing;

          (v) cause any of the Assets of the Acquired Companies to be reassessed or revalued by any taxing authority or other Governmental Body;

          (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

          (vii) result in the imposition or creation of any Encumbrance upon or with respect to the Shares or any of the assets owned or used by the Acquired Companies.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 CAPITALIZATION

     The authorized equity securities of the Company consist of One Thousand (1,000) shares of common stock, par value Ten Dollars ($10.00) per share, of which Three Hundred and One (301) shares are issued and outstanding and constitute the Shares. Seller is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by Seller), all of the outstanding equity securities and other stock or securities of each Acquired Company are owned of record and beneficially by the Company, free and clear of all Encumbrances. Except as disclosed in Part 3.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities or shares of any Acquired Company. All of the outstanding equity securities and stock of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities, the Shares or other securities of any Acquired Company. None of the outstanding equity securities, the Shares or other securities of any Acquired Company have been issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

     3.4 FINANCIAL STATEMENTS

     Seller has delivered to Buyer (a) an interim consolidated balance sheet of the Acquired Companies as of November 30, 2003, and the related unaudited consolidated statement of income, changes in stockholders' equity, and cash flow for the twelve (12) months then ended (the "Interim Financial Statements"); (b) a consolidated balance sheet of the Acquired Companies as of April 30, 2003, and the related consolidated statement of income, changes in stockholders' equity, and cash flow, together with the report thereon of the Acquired Companies' independent certified public accountants (including the notes thereto, the "Financial Statements"). The Financial Statements fairly present the financial condition and the results of operations of the Company as of the respective dates and for the respective periods referred to therein, all in accordance with GAAP.

     3.5 BOOKS AND RECORDS

     All of the books of account, minute books, stock record books, and other records of each of the Acquired Companies (the "Books and Records") have been made available to Buyer. The Books and Records accurately reflect the accounts of each Acquired Company in conformity with GAAP, to the extent applicable, accurately reflect all corporate actions taken at all meetings of, or by written consents of, directors (including committees thereof) and stockholders, accurately reflect all transfers of stock of each Acquired Company and contain all cancelled stock certificates, if any. At the Closing, the Books and Records will be in the possession of the Acquired Companies.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES

     Part 3.6 of the Disclosure Letter contains a complete and accurate list of all Real Property, leaseholds, or other interests therein owned by the Acquired Companies. The Acquired Companies own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the Facilities currently owned or operated by the Acquired Companies or reflected as owned in the Books and Records, including all of the properties and assets reflected in the Financial Statements and the Interim Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Financial Statements and the Interim Financial Statements, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Financial Statements (except for personal property acquired and sold since the date of the Financial Statements in the Ordinary Course of Business and consistent with past practice) which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All properties and assets reflected in the Financial Statements and the Interim Financial Statements are free and clear of all Encumbrances, except (a) mortgages or security interests reflected on the Financial Statements or the Interim Financial Statements, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Financial Statements (such mortgages and security interests being limited to the property or assets so acquired) all of which are disclosed in Part 3.6 of the Disclosure Letter, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists and (c) liens for current taxes not yet due. At the Closing, the Company shall, except as shown in Part 3.6 of the Disclosure Letter, hold good and marketable fee title to the owned Real Property and good and marketable leasehold title to the leased Real Property, free and clear of all Encumbrances other than the Permitted Exceptions. No person other than Seller owns any Real Property, other than the leased Real Property, and no person other than Buyer has any right or option (including, without limitation, a right of first refusal) to purchase or lease all or any portion of the Real Property.

     3.7 CONDITION AND SUFFICIENCY OF ASSETS

     Except as described in Part 3.7 of the Disclosure Letter, the buildings, plants, structures, and equipment of the Acquired Companies are in sufficient condition and repair for the use and operation of the Real Property for their current use. Except as described in Part 3.7 of the Disclosure Letter, (a) there are no ongoing capital repairs to the Real

Property, (b) no portion of the Real Property has suffered any damage by fire or other casualty which heretofore has not been repaired and restored, (c) there are no conditions that would, either individually or in the aggregate, have a Material Adverse Effect on the ownership, possession, use or occupancy of any of parcels of Real Property or upon Buyer's ability to use the Real Property for its current use, and (d) to the Knowledge of Seller and the Acquired Companies, no repairs or replacements are required to be made to the Real Property that, either individually or in the aggregate, would have a Material Adverse Effect.

     3.8 ACCOUNTS RECEIVABLE

     (a) All accounts receivable of the Acquired Companies that are reflected on the Financial Statements, the Interim Financial Statements, or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable"), as adjusted by the working capital adjustment process more fully described in Section 2.2(b) hereof, represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

     (b) There are no personal loans or loans or cash advances to employees included in the accounts receivable of the Acquired Companies or otherwise payable to any Acquired Company, except for the loan to Seller more fully described in Section 5.10 hereof.

     3.9 BROKERS OR FINDERS

     Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the sale of the Shares to Buyer or otherwise, except for any amounts that are or may be due to Matrix Capital Markets Group, Inc. ("Matrix"). Seller shall be responsible for paying any and all amounts that are or may become due to Matrix in connection herewith.

     3.10 NO UNDISCLOSED LIABILITIES

     The Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except (a) as set forth in Part 3.10 of the Disclosure Letter or as otherwise disclosed in the Disclosure Letter, (b) for liabilities or obligations reflected or reserved against in the Financial Statements or Interim Financial Statements, (c) for current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, or (d) for obligations under leases for real and personal property, copies of which have been heretofore provided to Buyer.

     3.11 TAXES

     (a) The Acquired Companies have filed or caused to be filed on a timely basis all

Tax Returns that are or were required to be filed by or with respect to the Acquired Companies. The Acquired Companies have paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Acquired Companies, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

     (b) Part 3.11 of the Disclosure Letter lists each category of federal, state, local and foreign Tax Returns filed with respect to the Acquired Companies for taxable periods ended on or after December 31, 1993 along with the jurisdiction with which such Tax Returns have been filed and frequency of filing, and indicates those Tax Returns that currently are the subject of audit. Seller has made available to Buyer correct and complete copies of all such federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Acquired Companies since April 30, 2000.

     (c) Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits and examinations completed since April 30, 2000, of the Tax Returns (other than gasoline excise tax returns) by any Governmental Body described in Section 3.11 (a) hereof, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits and examinations have been paid or, as described in
Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Except as listed on Part 3.11 of the Disclosure Letter, there are no other audits or investigations by and Governmental Body in progress, nor have Seller nor any Acquired Company received any notice from any Governmental Body that it intends to conduct such an audit or investigation. Except as described in Part 3.11 of the Disclosure Letter, neither Seller nor any of the Acquired Companies have given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment, collection, or payment of Taxes of any of the Acquired Companies or for which any of the Acquired Companies may be liable. None of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return. No power of attorney on behalf of any of the Acquired Companies with respect to any Tax matter is currently in force. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Companies.

     (d) All Taxes that any of the Acquired Companies is or was required by Legal Requirements to withhold or collect have been duly withheld and collected and, to the extent required, have been paid over to the proper Governmental Body or other Person.

     (e) There is no dispute or claim concerning any Tax liability of any of the Acquired Companies either (i) claimed or raised by any Governmental Body in writing or (B) as to which any of the Acquired Companies, Seller or any director or officer (or employee responsible for Tax matters) of any of the Acquired Companies has Knowledge based upon personal contact with any agent of such Governmental Body.

     (f) All Tax Returns described in Section 3.11 (a) hereof are true, correct, and complete in all material respects.

     (g) None of the Acquired Companies is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of IRC Section 280G (or any corresponding provision of state, local or foreign Tax law). None of the Acquired Companies is a party to or bound by any tax allocation or sharing agreement. None of the Acquired Companies (A) has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Acquired Companies) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     (h) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

          (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

          (ii) "closing agreement" as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign Tax law);

          (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

          (iv) prepaid amount received on or prior to the Closing Date.

     (i) None of the Acquired Companies has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by
Section 355 or Section 361 of the IRC.

     (j) No claim has been made by any Governmental Body in a jurisdiction where any of the Acquired Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No issue has been raised by any Governmental Body in any current or prior audit, examination or similar proceeding which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

     (k) No property owned by any of the Acquired Companies is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the IRC or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the IRC.

     (l) None of the Acquired Companies is subject to any private letter ruling of the

IRS or comparable rulings of other Governmental Bodies.

     (m) None of the Acquired Companies has any elections in effect for U.S. federal income Tax purposes under Sections 108,168,441,463,472,1017, 1033 or 4977 of the IRC.

     (n) None of the Acquired Companies has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the IRC (or any predecessor statute or any corresponding provision of any such predecessor statute or state, local or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the IRC (or corresponding provision of any such predecessor statute or state, local or foreign Tax law).

     3.12 NO MATERIAL ADVERSE CHANGE

     Since the date of the Interim Financial Statements, other than customary seasonal fluctuations in the business of the Acquired Companies, there has not been any Material Adverse Change in the business, properties, financial condition, results of operations or properties of the Acquired Companies, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

     3.13 EMPLOYEE BENEFITS

     Except as set forth in Part 3.13 of the Disclosure Letter, the Acquired Companies do not have any employee benefit plans of any type, including plans governed by ERISA, or any non-ERISA plans or any type of deferred compensation plans which benefit employees. Except as set forth in Part 3.13 of the Disclosure Letter, no employee is under any contract of employment, and no bonuses, fringe benefits or other compensation arrangements or contracts, written or oral, have been entered into by any of the Acquired Companies with any employee of any of the Acquired Companies. No employee has received any assurances from Seller of continued employment with the any of the Acquired Companies and no employee has any employment claim or other claims, pending or Threatened, against any of the Acquired Companies or Seller. No employee or other Person holds any stock option or other right to demand any equity interest in any of the Acquired Companies, whether now or in the future. As of the Closing, the Acquired Companies shall have accrued an amount equal to the amount of all employee accrued vacation time and severance pay, including, without limitation, all Taxes payable by the Acquired Companies in connection with such obligations.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

     (a) Except as set forth in Part 3.14 of the Disclosure Letter:

          (i) to the Knowledge of Seller, each Acquired Company is, and at all times since December 31, 1999, has been, in full compliance in all material respects with each Legal Requirement and Governmental Authorization that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by any of the Acquired Companies of, or a material failure on the part of any of the Acquired Companies to comply with, any Legal Requirement or Governmental Authorization, or (B) may give rise to any obligation on the part of any of the Acquired Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

          (iii) no Acquired Company has received, at any time since December 31, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or Governmental Authorization or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) The Acquired Companies have at all times maintained all permits, licenses and other governmental approvals necessary to allow the Company to make sales of its inventory, products and services or otherwise conduct its business in compliance with all applicable federal, state and local laws, ordinances and regulations. Part 3.14(b) of the Disclosure Letter lists all such permits, licenses and approvals.

     (c) Except as set forth in Part 3.14(c) of the Disclosure Letter, all permits, licenses and other governmental approvals necessary to allow the Company to make sales of its inventory, products and services or otherwise conduct its business in compliance with all applicable federal, state and local laws, ordinances and regulations will remain in full force and effect following the closing of the Contemplated Transactions, including without limitation the change of control of the Acquired Companies.

     (d) The present use of the Real Property is in substantial conformity with all applicable Legal Requirements and all restrictions of record, and Seller has not received any notice of any violation or alleged violation thereof. There are no material capital expenditures required to be made in connection with the Real Property in order to comply with applicable Legal Requirements.

     3.15 LEGAL PROCEEDINGS; ORDERS

     (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

          (i) that has been commenced by or against any Acquired Companies or, to the Knowledge of Seller or any Acquired Company, that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company or which may affect Shares of any Acquired Company; or

          (ii) that, to the Knowledge of Seller or any Acquired Company, challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and each Acquired Company (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a Material Adverse Effect on Acquired Companies.

     (b) Except as set forth in Part 3.15 of the Disclosure Letter:

          (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by the Acquired Companies, is subject;

          (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Acquired Companies; and

          (iii) to the Knowledge of Seller and each Acquired Company, no officer, director, agent, or employee of the Acquired Companies is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Companies.

     (c) Except as set forth is Part 3.15 of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since December 31, 1999, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

          (iii) No Acquired Company has received, at any time since December 31, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Interim Financial Statements, each Acquired Company has conducted its business only in the Ordinary Course of Business and there has not been any:

     (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Organizational Documents of any Acquired Company;

     (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

     (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, greater than Two Hundred Fifty Thousand Dollars ($250,000) in a single instance or in the aggregate;

     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, contractor, supplier, service, joint venture, credit, or similar agreement, or (ii) any Contract or transaction (excluding leases of real or personal property) involving a total remaining commitment by or to any Acquired Company of at least Ten Thousand Dollars ($10,000);

     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of any Acquired Company, including the sale, lease, or other disposition of any of such Acquired Company's intellectual property;

     (h) change in the accounting methods used by any Acquired Company;

     (i) transaction by any Acquired Company with a Related Person except as expressly required by or described in this Agreement;

     (j) (i) additional borrowing under existing credit facilities other than borrowings of up to one million dollars ($1,000,000) under the Company's existing short-term line of credit, (ii) failure to make any timely payment on an existing credit facility, or (iii) additional long term liability, incurred by the Acquired Companies; or

     (k) agreement, whether oral or written, by Seller or any Acquired Company to do any of the foregoing.

     3.17 CONTRACTS; NO DEFAULTS

     (a) Part 3.17 of the Disclosure Letter lists, and Seller has delivered to Buyer true and complete copies of:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by any Acquired Company in excess of Ten Thousand dollars ($10,000);

          (ii) each Applicable Contract that involves performance of services or sales by, or delivery of goods or materials to, an Acquired Company in excess of Ten Thousand dollars ($10,000);

          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, contractor agreement, service or sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in personal property requiring annual payment in excess of Twenty-Five Thousand Dollars ($25,000) or any Real Property, of an Acquired Company, including all assignments, amendments and modifications thereof;

          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, suppliers or contractors regarding the appropriation or the nondisclosure of any of any of the Acquired Company's intellectual property;

          (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by an Acquired Company with any other Person;

          (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of an Acquired Company or limit the freedom of an Acquired Company to engage in any line of business or to compete with any Person;

          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (x) each power of attorney made by an Acquired Company that is currently effective and outstanding;

          (xi) each Applicable Contract that contains or provides for an express undertaking by an Acquired Company to be responsible for consequential damages;

          (xii) each Applicable Contract for capital expenditures in excess of Ten Thousand Dollars ($10,000);

          (xiii) each warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by an Acquired Company; and

          (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

          (i) Seller has not nor will he acquire any rights under, and Seller has not nor will he become subject to any obligation or liability under, any material Contract that relates to the business of, or any of the assets owned or used by, an Acquired Company; and

          (ii) no officer, director, agent, employee, consultant, or contractor of an Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to
(A) engage in or continue any conduct, activity, or practice relating to the business of an Acquired Company, or (B) assign to an Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

     (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Applicable Contract of the Acquired Companies listed in Part 3.17(c) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms. Seller has disclosed all material oral or written contracts with contractors, subcontractors or suppliers with which any Acquired Company does business, and such Acquired Company is not in default of any such Contracts. All Contracts directly applicable to such Acquired Company's business and necessary for the continued conduct of such Acquired Company's business after the Closing in substantially the same manner as conducted prior to the Closing are in the name of the Acquired Companies and not in the name of Seller or any other Person instead of the Acquired Companies.

     (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since December 31,1999, has been, in material compliance with all applicable terms and requirements of each


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

material Contract under which the Acquired Company has or had any obligation or liability or by which the Acquired Company or any of the assets owned or used by the Acquired Company is or was bound;

          (ii) to the Knowledge of Seller and each Acquired Company, each other Person that has or had any obligation or liability under any Contract under which any Acquired Company has or had any rights is, and at all times since December 31, 1999, has been, in full compliance with all applicable terms and requirements of such Contract;

          (iii) to the Knowledge of Seller and each Acquired Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

          (iv) no Acquired Company has given to or received from any other Person, at any time since December 31, 1999, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

     (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and, to the Knowledge of Seller and each Acquired Company, no such Person has made any demand for such renegotiation.

     (f) The Applicable Contracts have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     (g) Part 3.17(g) of the Disclosure Letter sets forth an accurate and complete list of all Real Property leases, subleases, licenses and use agreements (collectively, the "Real Estate Leases") pursuant to which Seller and/or an Acquired Company is a party, which Exhibit specifies for each such Real Estate Lease (i) the type of agreement and parties thereto (e.g., lease, sublease, license or use agreement), (ii) the address and store number of the Real Property affected thereby, (iii) the term commencement, expiration and rent commencement dates, (iv) the rent payable, (v) the terms of any renewal, expansion or purchase option, or offer or first refusal rights, (vi) the terms of any cancellation or termination rights (other than for default, casualty or condemnation), and (vii) any security deposit and guaranty.

     (h) The Real Estate Leases are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect; (ii) there are no defaults by Seller or any Acquired Company or, to the Knowledge of Seller and each Acquired Company, any other party to the Real Estate Leases;
(iii) neither Seller nor any of


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

the Acquired Companies has received notice of any default, offset, counterclaim or defense under any of the Real Estate Leases nor, to the Knowledge of Seller and each Acquired Company, has a default been threatened; (iv) no condition or event has occurred that with the passage of time or the giving of notice or both would constitute a default or breach by Seller or an Acquired Company of the material terms of any of the Real Estate Leases; and (v) all allowances, work-letters and other amounts payable by Seller and each Acquired Company under the Real Estate Leases (other than the rent) have been paid in full and all work to be performed by Seller or any Acquired Company under the Real Estate Leases has been completed. The consummation of the Contemplated Transactions does not require the consent of any party under the Real Estate Leases.

     3.18 INSURANCE

     (a) Seller has delivered to Buyer:

          (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any shareholder, director, officer or employee of any Acquired Company (in such capacity), is or has been covered at any time within the three (3) years preceding the date of this Agreement;

          (ii) true and complete copies of all pending applications for policies of insurance; and

          (iii) any statement by the auditor of the Acquired Companies' financial statements with regard to the adequacy of the Acquired Companies' coverage or of the reserves for claims.

     (b) Part 3.18(b) of the Disclosure Letter describes:

          (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

          (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

          (iii) all obligations of any Acquired Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

     (c) Part 3.18(c) of the Disclosure Letter sets forth by year, for the current policy year and each of the three (3) preceding policy years:

          (i) a summary of the loss experience under each policy;

          (ii) a statement describing each claim under an insurance policy for an amount in excess of Ten Thousand Dollars ($10,000) including the name of the claimant, affected policy, and brief description of the claim; and

          (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate costs of such claims.

     (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

          (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, or any shareholder, director, officer or employee of any Acquired Company (in such capacity):

               (A) are valid, outstanding, and enforceable;

               (B) are issued by an insurer that is financially sound and reputable;

               (C) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which it is bound;

               (D) will continue in full force and effect despite the execution of this Agreement and the occurrence of the Closing; and

               (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

          (ii) No Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

          (iii) Each Acquired Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which such Acquired Company is a party or that provides coverage to such Acquired Company or any shareholder, director, officer or employee thereof.

          (iv) Each Acquired Company has given notice to the insurer of all claims that may be insured thereby.

     3.19 ENVIRONMENTAL MATTERS

     Except as set forth in part 3.19 of the Disclosure Letter:

     (a) Each Acquired Company is, and at all times has been, in compliance, in all material respects, with, all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Body, and has not been and is not in material violation of or liable under, any Environmental Law. Neither Seller nor any Acquired Company has any reasonable basis to expect, nor has he or it received, any actual or Threatened order, notice, or other communication from any Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any Acquired Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (b) There are no pending or, to the Knowledge of Seller or any Acquired Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest.

     (c) Neither Seller nor any Acquired Company has Knowledge of, nor has any Acquired Company or Seller received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication from any Person that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any Acquired Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (d) During the period of time that the Acquired Companies owned or leased the Facilities, there has been no Release or, to the Knowledge of Seller or any Acquired Company, Threat of Release, of any Hazardous Materials at or from the Facilities. Except in the Ordinary Course of the Acquired Companies' business, neither Seller nor any Acquired Company has permitted or conducted any Hazardous Activity with respect to the Facilities.

     (e) Seller has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     (f) With respect to permits and licenses, (i) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of the Acquired Companies have been obtained and are in full force and effect and neither Seller nor any Acquired Company has Knowledge of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (ii) to the Knowledge of Seller and the Acquired Companies, no Environmental Laws impose any obligation upon Buyer, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Body of the transfer of any permit, license, consent, or other approval which is necessary to the operations of the Acquired Companies; (iii) all of the operations of the Acquired Companies were constructed and have been operated in accordance with the representations and conditions made or set forth in the permit applications and the permits for the Acquired Companies; and (iv) the Acquired Companies have at all times been operated in material compliance with such permits, licenses, consents, or approvals, and at the production levels or emission levels specified in such permits, licenses, consents, or approvals;

     (g) No portion of the Facilities is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law;

     (h) To the Knowledge of Seller and the Acquired Companies, all Hazardous Materials generated by the Acquired Companies have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws;

     (i) To the Knowledge of Seller and the Acquired Companies, no Person has disposed or Released any Hazardous Materials on, at, or under the Facilities;

     (j) To the Knowledge of Seller and the Acquired Companies, no facts or circumstances exist which could reasonably be expected to result in any liability to any Person with respect to the current or past business and operations of the Acquired Companies in connection with (i) any Release, transportation or disposal of any Hazardous Materials, or (ii) any action taken or omitted that was not in full compliance with or was in violation of any applicable Environmental Law.

     (k) All underground storage tanks (each such tank a "Covered UST") owned or operated by any Acquired Company are eligible for coverage under applicable Federal or State underground storage tank trust fund programs (each a "UST Program").

     (l) Each of the Acquired Companies has submitted all registrations and paid all deductibles and other fees and has complied with all other applicable Legal Requirements necessary to establish eligibility for, reimbursement from, funding under, or otherwise participation in the UST Program applicable to any or all of the Facilities.

     3.20 EMPLOYEES

     (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each shareholder, employee or director of each Acquired


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

Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid; vacation accrued, severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

     (b) Except as disclosed in Part 3.20 of the Disclosure Letter, no shareholder, employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such shareholder, employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or could reasonably be expected to affect (i) the performance of his duties as an employee or director of an Acquired Company, or
(ii) the ability of an Acquired Company to conduct its business, including any Proprietary Rights Agreement with Seller or an Acquired Company by any such shareholder, employee or director. To the Knowledge of Seller and each Acquired Company, no key employee of an Acquired Company, other than Seller, intends to terminate his employment with such Acquired Company within the next twelve (12) months.

     (c) There is no retired or former employee of any Acquired Company receiving any benefits or other compensation from Seller or any Acquired Company and no Acquired Company has agreed to pay Seller or any current employee any benefits or other compensation following the termination of his or her employment.

     3.21 EMPLOYMENT COMPLIANCE

     Except as disclosed in Part 3.21 of the Disclosure Letter, no Acquired Company is now nor has it been, since December 31, 1999, a party to any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters including any charge or complaint filed by any employee with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, or other labor employment dispute against or affecting any Acquired Company or its assets. To the Knowledge of Seller and each Acquired Company, no event has occurred or circumstance exists that could provide the basis for any labor dispute or complaint regarding wages, fringe benefits, or other compensation owed to any employee of any Acquired Company. Each Acquired Company has complied in all material respects with all Legal Requirements relating to equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of Social Security and similar taxes, and occupation safety and health matters. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22 CERTAIN PAYMENTS

     Except for customary gifts and entertainment consistent with industry practices (and that do not violate any Legal Requirement), since December 31, 1999, neither any Acquired Company nor any shareholder, director, officer, agent, or employee of any Acquired Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of such Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset of such Acquired Company that has not been recorded in the books and records of such Acquired Company.

     3.23 DISCLOSURE

     No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.24 INTELLECTUAL PROPERTY

     (a) The Acquired Companies own or have a valid right to use all of the Proprietary Rights necessary for the operation of the businesses of the Acquired Companies as presently conducted, including without limitation the trade names "Discount Food Mart" and "Victory Fuels" and related marks, although the Acquired Companies have sought no formal legal protection of such Proprietary Rights. No patents or copyright, trademark or service mark registrations have been issued to any Acquired Company, nor has any Acquired Company filed any patent application or application for copyright, trademark or service mark registration with respect to any of its Proprietary Rights.

     (b) No Acquired Company has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of third parties, and neither Seller nor any of the Acquired Companies has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Proprietary Rights of any third party).

     (c) To the Knowledge of Seller and the Acquired Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Acquired Companies.

     3.25 RELATIONSHIPS WITH RELATED PERSONS

     Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of an Acquired Company has, or since December 31, 1999, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' business. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of any Acquired Company is, or since the first day of the next to last completed fiscal year of such Acquired Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings or a material financial interest in any transaction with such Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with such Acquired Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of any Acquired Company (a "Competing Business") in any market presently served by any Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller nor of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

     3.26 CONDEMNATION

     Except as disclosed in Part 3.26 of the Disclosure Letter, neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority (a "Public Taking"), and no notice of any Public Taking has been received by Seller or any Acquired Company with regard to the Real Property. To the Knowledge of Seller and each Acquired Company, no Public Taking is threatened or contemplated with respect to the Real Property.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 CAPACITY

     Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Stock Purchase Escrow Agreement, and to perform its obligations hereunder and thereunder. This Agreement and the Stock Purchase Escrow Agreement, and the consummation of the Contemplated Transactions, have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement constitutes and upon the execution and delivery by Buyer of the Stock Purchase Escrow Agreement, the Stock Purchase Escrow Agreement will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors rights generally and by equitable principles, including the availability of specific performance.

     4.2 INVESTMENT INTENT

     Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer confirms that Seller has made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of the Acquired Companies and to acquire such additional information about the business and financial condition of the Acquired Companies as Buyer has requested.

     4.3 CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the executive officers of Buyer, no such Proceeding has been Threatened.

     4.4 BROKERS OR FINDERS

     Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or Buyer's acquisition of the Shares except for any amounts that are or may be due to Morgan Keegan, which shall be paid by Buyer.

     4.5 NON-CONTRAVENTION

     Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents.

     4.6  FINANCIAL ABILITY

     Buyer has the financial ability to pay the Base Purchase Price when due.

5.   COVENANTS OF SELLER PRIOR TO CLOSING DATE

     5.1 ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") reasonable access, during regular business hours and upon reasonable advance written notice to Seller, to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

     5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

     Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to:

     (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

     (b) maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

     (c) confer with Buyer concerning operational matters of a material nature; and

     (d) otherwise report periodically to Buyer concerning the status of the business, properties, financial condition, results of operations and prospects of such Acquired Company.

     5.3 NEGATIVE COVENANTS

     (a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur.

     (b) Between the date of this Agreement and the Closing Date, neither Seller nor any Acquired Company will (i) make additional borrowings under existing credit facilities other than borrowings of up to one million dollars ($1,000,000) under the Company's existing short-term line of credit, (ii) fail to make timely payment on existing loans, or (iii) incur additional long-term liabilities.

     (c) Between the date of this Agreement and the Closing Date, neither Seller nor any Acquired Companies will, without prior written consent of Buyer (which will not be unreasonably withheld), (i) make or change any election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, (iii) file any amendment to a Tax Return, (iv) enter into any closing agreement, (v) settle any claim or assessment in respect of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

     5.4 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

     5.5 NOTIFICATION

     Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if he becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.6 NO NEGOTIATION

     Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Seller will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company. Seller will notify Buyer promptly in writing of any such unsolicited inquiries or proposal received by Seller, any Acquired Company or, or to the Knowledge of Seller, any of their Representatives.

     5.7 RELEASE OF SELLER LIABILITIES: SELLER EFFORTS

     During the period prior to the Closing, Seller will use his reasonable Best Efforts (and cause the Acquired Companies to use their respective reasonable Best Efforts) to obtain a release from (a) all of Seller's personal liabilities arising from the Acquired Companies' properties which are leased from third parties (the "Lease Liabilities") and (b) all of Seller's personal guarantees and other personal liabilities in connection with obligations of the Acquired Companies (such obligations, other than the Lease Liabilities, the "Other Personal Liabilities").

     5.8 FINANCIALS: SELLER'S OBLIGATIONS

     Seller has heretofore caused the Company to provide to Buyer the unaudited balance sheet, income statement and cash flow statement of the Company as of November 30, 2003 and for the twelve (12) months then ended (the "November 30


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

Financials"). As provided for in Section 6.4 hereof, Buyer will select and pay for an auditor to audit the November 30 Financials. To the extent that the assistance of the Companies' auditor is necessary to assist Buyer's auditor in auditing the November 30 Financials, Seller shall be solely responsible for the costs and expenses of such assistance. In addition, Seller will cause the Company to provide to Buyer, on a monthly basis, an unaudited balance sheet, income statement, and cash flow statement of the Acquired Companies for each calendar month (beginning with the month of December) as completed by the Company in accordance with its customary schedule (the "Monthly Financials").

     5.9 AIRPLANE

     The Airplane will be contributed to a newly-formed limited liability company (the "SMLLC") in exchange for all of the membership interests therein and the membership interests will be distributed to Seller in the form of a dividend by the Company at or immediately prior to the Closing, at which time Seller (or in Seller's sole discretion the SMLLC) shall assume, and the Company shall be released from (or shall make other arrangements reasonably satisfactory to Buyer with respect to), the indebtedness of the Company secured by or otherwise related to the Airplane. Seller shall be solely responsible for Seller's income tax obligation with respect to such dividend. The Acquired Companies shall be solely responsible for the income Tax consequences, if any, to the Acquired Companies of the distribution of the SMLLC membership interests to Seller and the related assumption by Seller of the related indebtedness, all of which shall be deemed to constitute Taxes with respect to a taxable period ending on or prior to the Closing Date. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the contribution of the Airplane to the SMLLC or the distribution of the SMLLC membership interests shall be borne by Seller.

     5.10 SELLER INDEBTEDNESS TO ACQUIRED COMPANIES

     Funds previously received by Seller from the Acquired Companies and evidenced by either a note or accounted for as a receivable on the books of the Acquired Companies in the amount of Eight Hundred Seventeen Thousand Four Hundred and Ninety-Six Dollars ($817,496) will be declared and treated as a dividend to Seller at or immediately prior to the Closing. Seller shall be solely responsible for Seller's income tax obligations with respect to such dividend.

     5.11 ENVIRONMENTAL DUE DILIGENCE

     (a) Seller has heretofore selected one or more environmental consultants reasonably satisfactory to Buyer (collectively, the "Consultants") and Buyer has engaged and instructed the Consultants to undertake the Assessments, as more fully described in Section 6.5(a) hereof. Seller and Buyer will each be responsible for the payment of fifty percent (50%) of the amount of all invoices submitted by the Consultants; provided, however, that the aggregate amount payable by Seller for the preparation of the


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

Assessments shall not exceed Sixty-Two Thousand Five Hundred Dollars ($62,500). Seller will be entitled, at his own expense, to obtain copies of any materials prepared by the Consultants in connection with the services hereunder.

     (b) To the extent that Buyer reasonably concludes or has concluded that Phase II soil or groundwater sampling is necessary or appropriate as part of the due diligence process, Seller shall cause such testing to be undertaken by the Consultants. Buyer will engage the services of the Consultants and Buyer and Seller each will be responsible for the payment of fifty percent (50%) of the amount of all invoices submitted by the Consultants. Seller will be entitled, at his own expense, to obtain copies of any materials prepared by the Consultants in connection with the services provided under this Section 5.11(b).

     (c) Seller covenants that prior to Closing, it will, at its sole expense, remove and dispose of off-site the drums of waste material stored at its Bulk Plant located at 1603 Godfrey Avenue in Fort Payne, Alabama.

     5.12 ENVIRONMENTAL REMEDIATION

     (a) Seller covenants that, at its sole expense, it will use its commercially reasonable efforts to undertake and diligently complete the Remediation at those Facilities identified on EXHIBIT 5.12(a) hereto at which contamination has been determined to be present as of the Closing Date (hereinafter the "Known Non-Trust Fund Contamination Facilities").

     (b) With respect to any Environmental Liabilities relating to the Known Non-Trust Fund Contamination Facilities, Seller's obligation to implement and complete such Remediation shall be subject to the following requirements:

          (i) Buyer shall have the right to participate in the planning and design of the Remediation and the right to participate in any meetings with, hearings before, or other sessions or communications with any Governmental Body regarding the Remediation;

          (ii) Seller will coordinate the schedule of the Remediation with Buyer so that disruptions of the business will be minimized;

          (iii) Seller will conduct the Remediation in compliance with all applicable Environmental Laws and as directed by the appropriate Governmental Body;

          (iv) Seller will not agree to or elect any Remediation that imposes any obligations on Buyer without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

          (v) Seller will provide Buyer draft copies of any report or plan related to the Remediation at least ten (10) days before such report or plan is to be submitted to the Governmental Body and shall give due consideration to any comments, suggestions or requests of Buyer in connection with the finalization of such draft report or plan; and

          (vi) Seller will provide Buyer with copies of all reports, plans and correspondence submitted to or received from a Governmental Body with respect to the Remediation.

     (c) The parties understand and acknowledge that the Remediation described above in paragraphs (a) and (b) may be undertaken by a corporation or limited liability company of which Seller is the sole shareholder, or by an environmental consulting firm retained by Seller and reasonably acceptable to Buyer. Nothing in the foregoing sentence shall, however, be deemed to nor shall it limit the liability of Seller to Buyer under this Agreement.

     (d) If, after Closing, a Covered UST at a Known Non-Trust Fund Contamination Facility ceases to be eligible for coverage under applicable UST Programs as a result of the actions or inactions of any Acquired Company or Buyer (or any of their respective officers, directors, employees, or agents), then Seller shall be released from any further obligations under this Section
5.12 with regard to the Remediation of such Known Non-Trust Fund Contamination Facility (such release is in addition to the release more fully provided in Section 10.8(d) hereof).

     5.13 SATISFACTION OF CLOSING CONDITIONS

     Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Seller will use its reasonable Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

     5.14 EMPLOYEE BENEFITS ACCRUAL

     Prior to the Closing Date, Seller will accrue an amount equal to the amount of all employee accrued vacation time and severance pay, including, without limitation, all Taxes payable by the Acquired Companies in connection with such obligations.

6.   COVENANTS OF BUYER PRIOR AND SUBSEQUENT TO CLOSING DATE

     6.1 APPROVALS OF GOVERNMENTAL BODIES

     As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in


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

any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2 SATISFACTION OF CLOSING CONDITIONS

     Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its reasonable Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     6.3 RELEASE OF SELLER LIABILITIES: BUYER EFFORTS

     (a) During the period prior to the Closing, Buyer will use its reasonable Best Efforts to obtain the release of Seller from all personal liabilities arising from the Acquired Companies' properties which are leased from third parties (the "Lease Liabilities"). To the extent that Buyer is unsuccessful in obtaining Seller's unconditional release from all personal liabilities with respect to each of the leases included within the Lease Liabilities, Buyer will provide to Seller at Closing (i) lease liability insurance with a reputable insurance company reasonably satisfactory to Seller, in form reasonably satisfactory to Seller, which will cover the unreleased personal liabilities of Seller included in the Lease Liabilities up to the dollar amount equal to the aggregate of one year's rent under all those leases included within the Lease Liabilities as to which Seller's personal liability has not been released or
(ii) guarantees, insurance, a letter of credit or other security, in each case reasonably satisfactory to Seller, with respect to any Lease Liabilities as to which Seller's personal liability has not been released.

     (b) During the period prior to the Closing, Buyer will use its reasonable Best Efforts to assist Seller in obtaining his release from the Other Personal Liabilities.

     6.4 FINANCIALS: BUYER'S OBLIGATIONS

     Buyer will select an auditor to audit the November 30 Financials and to review the Monthly Financials. Buyer will be solely responsible for the costs and expenses of such auditor.

     6.5 ENVIRONMENTAL DUE DILIGENCE

     (a) As more fully described in Section 5.11(a) hereof, Buyer has engaged the Consultants and instructed them to commence the preparation of ASTM Phase I Environmental Site Assessments of all the Acquired Companies' owned or leased properties (the "Assessments"). Buyer and Seller's responsibility for payment of the Assessment costs, and Seller's rights to copies of materials prepared by the Consultants, are more fully described in Section 5.11(a) hereof.

     (b) As more fully described in Section 5.11(b) hereof, Buyer has engaged or may engage the services of the Consultants to undertake certain soil or groundwater testing. Buyer and Seller's responsibility for payment of such testing, and Seller's rights to copies of materials prepared by the Consultants, are more fully described in Section 5.11
(b) hereof.

     6.6 NOTIFICATION

     Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if it becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Prior to the Closing, Buyer will promptly notify Seller of the occurrence of any Breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 impossible or unlikely.

     6.7 REMEDIATION OF KNOWN BUYER REMEDIATION FACILITIES

     (a) With respect to any remediation of those certain facilities identified on EXHIBIT 6.7 hereto, where there are indications that contamination is or has been present as of the Closing Date (the "Known Buyer Remediation Facilities"), the parties understand and agree that Buyer shall be responsible, to the extent required by the applicable Governmental Body, for the remediation of such facilities and that Seller shall, to the extent applicable, indemnify, defend, and hold Buyer harmless from Damages arising from such contamination and for such remediation, as described in Article 10 hereof. With regard to the remediation undertaken by Buyer:

          (i) Seller shall have the right to participate in the planning and design of the Remediation and the right to participate in any meetings with, hearings before, or other sessions or communications with any Governmental Body regarding the Remediation;

          (ii) Buyer will conduct the Remediation in compliance with all applicable Environmental Laws and as directed by the appropriate Governmental Body;

          (iii) Buyer will not agree to or elect any Remediation that imposes any obligations on Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld;

          (iv) Buyer will provide Seller draft copies of any report or plan related to the Remediation at least ten (10) days before such report or plan is to be submitted to the Governmental Body and shall give due consideration to any comments, suggestions or requests of Buyer in connection with the finalization of such draft report or plan;

          (v) Buyer will provide Seller with copies of all reports, plans and correspondence submitted to or received from a Governmental Body with respect to the Remediation; and

          (vi) To the extent that a Facility is, as of Closing, under remediation, Buyer will not alter the type of remediation in place at such Facility unless and until the applicable Governmental Body requires such change.

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS

     All of Seller's representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must have been accurate as of the date of this Agreement (except for any representation or warranty made as of a specified date, which shall be true and correct as of such specified date), and must be accurate in all material respects (except for such representations and warranties that by their terms are qualified by reference to materiality, which representations and warranties shall be accurate in all respects) as of the Closing Date as if made on the Closing Date. In the event the Disclosure Letter is supplemented with matters which are not caused by the seasonality or other customary course of business of the Acquired Companies, the parties agree that the following provision shall apply: (i) If the adverse change requires a supplementation and the change is covered by the working capital adjustment mechanism described in Section 2.2(b) hereof (the "Working Capital Adjustment") or by insurance held by the Acquired Companies, Buyer shall not be allowed to use such change as the basis for refusing to consummate the Contemplated Transactions; (ii) If the adverse change is not covered by the Working Capital Adjustment or by insurance held by the Acquired Companies, can be cured, and is Five Hundred Thousand Dollars ($500,000) or less, then Seller has the right to cure such change (including, but not limited to, through a reduction in the Purchase Price) and Buyer shall not be allowed to use such change as the basis for refusing to consummate the Contemplated Transactions; (iii) if the adverse change is not covered by the Working Capital Adjustment or by insurance held by the Acquired Companies, cannot be cured, and is Five Hundred Thousand Dollars ($500,000) or less, then Seller has the right to agree to indemnify and hold Buyer harmless from and against such change (which indemnification obligation shall be in addition to and not included in the amount of three million dollars ($3,000,000) set forth in Section 10.8(b) and if due shall be paid by Seller directly rather than from the Stock Purchase Escrow) and Buyer shall not be allowed to use such change as the basis for refusing to consummate the Contemplated Transactions; and (iv) If the adverse change is not covered by the Working Capital Adjustment or by insurance held by the Acquired Companies and is more than Five Hundred Thousand Dollars ($500,000), then (regardless of whether such change can be cured), Seller can offer to address such change (through reduction in purchase price, cash payment, indemnification, or otherwise), but Buyer has the right to refuse to consummate the Contemplated Transactions as a result of such change.

     7.2 SELLER'S PERFORMANCE

     (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), must have been duly performed and complied with in all respects.

     (b) Each document required to be delivered pursuant to Section 2.5 must have been delivered and each of the conditions set forth in Section 2.5(d)-(g) must have been satisfied.

     7.3 ADDITIONAL DOCUMENTS

     All documents delivered by Seller at Closing must be received by Buyer in form and content reasonably acceptable to Buyer and his counsel, together with such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller,
(iii) evidencing the satisfaction of any condition referred to in this Article 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.4 NO PROCEEDINGS

     (a) Since the date of this Agreement, there must not have been commenced or Threatened against Buyer or any Acquired Company, or against any Person affiliated with Buyer, any third party Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     (b) There shall not be in effect, or Threatened, any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Shares by Seller to Buyer, and (ii) has been adopted or issued, or has otherwise become effective, or have been Threatened, since the date of this Agreement.

     7.5 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

     There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

     7.6 NO PROHIBITION


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

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order.

     7.7 REQUIRED CONSENTS

     (a) Each of the consents identified in Part 3.2 of the Disclosure Letter shall have been obtained and must be in full force and effect.

     (b) [INTENTIONALLY OMITTED]

     (c) Seller shall have received the Third Party Consents.

     7.8 ACQUIRED COMPANY LOANS

     Seller shall not be in breach of any of its agreements for borrowed money, unless such breach has been waived or otherwise excused for a period of at least six (6) months from the Closing Date by the lender (without an increase in the applicable rate of interest or other change adverse to the Acquired Companies).

     7.9 ACQUIRED COMPANY LIABILITIES

     Since November 30, 2003, there shall have been no increase, individually or in the aggregate, in any liabilities of an Acquired Company that are not included in (or are excluded from) the procedures set forth in Exhibit 2.2(b) hereto for the calculation of working capital.

     7.10 [INTENTIONALLY OMITTED]

     7.11 AUDIT OF NOVEMBER 30 FINANCIALS

     The audit of the November 30 Financials pursuant to Section 5.8 shall have confirmed that (a) the working capital of the Acquired Companies at November 30, 2003, determined in accordance with Exhibit 2.2(b) hereto, was at least Two Million, Six Hundred Eleven Thousand Dollars ($2,611,000); (b) the 12-month trailing EBITDA of the Acquired Companies through November 30, 2003, as determined in accordance with Exhibit 9.1(e) hereto, was at least Ten Million, Six Hundred Eighty Thousand Dollars ($10,680,000); and (c) the November 30 Financials otherwise were accurate in all material respects.

     7.13 ENVIRONMENTAL INSURANCE POLICY

     At or before Closing, Buyer shall have obtained the Environmental Insurance Policy.


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

8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS

     All of Buyer's representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must have been accurate as of the date of this Agreement (except for any representation or warranty made as of a specified date, which shall be true and correct as of such specified date) and must be accurate in all material respects (except for such representations and warranties that by their terms are qualified by reference to materiality, which representations and warranties shall be accurate in all respects) as of the Closing Date as if made on the Closing Date.

     8.2 BUYER'S PERFORMANCE

     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), must have been performed and complied with in all respects.

     (b) Buyer must have made the payments required to be made by Buyer pursuant to Section 2.2 and otherwise have fully complied with Section 2.2.

     8.3 ADDITIONAL DOCUMENTS

     Buyer must have caused the following documents to be delivered to Seller:

     (a) those documents more fully described in Section 2.5(b) hereof;

     (b) the Stock Purchase Escrow Agreement, duly executed by Buyer; and

     (c) such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or
(iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.4 NO INJUNCTION

     There shall not be in effect, or Threatened, any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been


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

adopted or issued, or has otherwise become effective, or have been Threatened, since the date of this Agreement.

     8.5 RELEASE OF OTHER PERSONAL LIABILITIES

     Seller shall have been released from all of the Other Personal Liabilities or received guarantees, insurance, a letter of credit or other security, in each case satisfactory to Seller, in his reasonable discretion, with respect to any Other Personal Liability that has not been released.

9.   TERMINATION

     9.1 TERMINATION EVENTS

     This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured within fifteen (15) days following written notice of such Breach;

     (b) (i) by Buyer if any of the conditions in Section 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 have not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with his obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

     (c) by mutual consent of Buyer and Seller;

     (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 14, or such later date as the parties may agree upon in writing;

     (e) by Buyer if (i) the Acquired Companies' 12-month trailing EBITDA through November 30, 2003, as determined in accordance with Exhibit 9.1(e) hereto is less than Ten Million, Six Hundred Eighty Thousand Dollars ($10,680,000); or (ii) the auditor selected pursuant to Section 6.4 hereof is unable to deliver an unqualified audit opinion with respect to the November 30 Financials; or

     (f) by Seller if the additional One Million Dollars ($1,000,000) referenced in Section 2.3 hereof is not deposited with the Earnest Money Escrow Agent within twenty-four (24) hours of the execution of this Agreement.


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

     9.2 EFFECT OF TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights a party may have under this Agreement or otherwise, including, but not limited to, those rights of Buyer and Seller in and to the Earnest Money which are more fully described in Section 2.3 hereof, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.1 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.  INDEMNIFICATION; REMEDIES

     10.1 SURVIVAL

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered by Seller to Buyer pursuant to Section 2.5(a)(ii), the certificate delivered by Buyer to Seller pursuant to Section 2.5(b)(iii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

     Subject to the provisions of Section 10.4 and Section 10.8 hereof, other than Tax Claims, with respect to which Seller's indemnification obligations shall be governed exclusively by the provisions of Section 10.6 hereof, Seller will indemnify and hold harmless Buyer, Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding, however, incidental, consequential and special or punitive damages, except as expressly provided for in Section 10.8(c)), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty made by Seller in this Agreement (considered without regard to any qualifications by, or references to, materiality or Knowledge), the Disclosure Letter and the supplements to the Disclosure Letter;

     (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

     (c) any Damage incurred by any Acquired Company as a result of any product sold or service rendered by or on behalf of any Acquired Company on or prior to the


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

Closing Date;

     (d) any and all Environmental Liabilities that may be imposed upon or incurred by Buyer or any of the Acquired Companies arising out of or in connection with: (i) any and all Environmental Conditions, known or unknown, existing on or prior to the Closing Date on, at, or underlying any of the Facilities, (ii) the ownership or operation of the Acquired Companies on or prior to the Closing Date, or (iii) the on-site or off-site handling, storage, treatment or disposal of any Hazardous Materials generated by Seller or any of the Acquired Companies on or prior to the Closing Date, in each case whether or not there has been any breach by Seller of any representation or warranty contained in Section 3.19 hereof;

     (e) any Damage arising from the transfer of the Airplane from the Company to Seller; or

     (f) any Damage arising from the SunTrust Litigation;

provided, however, that the term "Damages" shall not include or otherwise take into account any reduction in or application, utilization or diminution of any "net operating loss" of any of the Acquired Companies, as such term is defined respectively for federal and state income tax purposes in Section 172 of the IRC and Section 40-18-35.1 of the Code of Alabama 1975.

     10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

     Subject to the provisions of Section 10.4 and Section 10.8 hereof, Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty made by Buyer in this Agreement (considered without regard to any qualifications by, or references to, materiality or Knowledge);

     (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

     (c) any Damage incurred by Seller as a result of any product sold or service rendered by or on behalf of any Acquired Company after the Closing Date.

     10.4 TIME LIMITATIONS

     Neither Buyer nor Seller will have any liability (for indemnification or otherwise) with respect to any indemnification obligation arising under Section
10.2 or Section 10.3 hereof, unless on or before the third (3rd) anniversary of the Closing Date the other party notifies such party of a claim, specifying the factual basis of that claim in reasonable detail; provided, however, that this
Section 10.4 shall not limit liability for a matter (a) in the case of the indemnification obligations of Seller if, (i) such matter was within the area of responsibility of a member of the Supervisor Knowledge Group and such member of the Supervisor Group had Knowledge of such matter prior to Closing,
(ii) a member of the Management Knowledge Group had Knowledge of such matter prior to Closing, or(iii) such matter is an Environmental, Health, and Safety Liability relating to either the Known Non-Trust Fund Contamination Facilities or the Known Buyer Remediation Facilities, where such Environmental, Health, and Safety Liability arises out of an Environmental Condition existing on, at, or underlying such Facilities on or prior to the Closing Date, which were Known to Seller or the Acquired Companies at or prior to the Closing Date, and (b) in the case of the indemnification obligations of Buyer, if Uzi Yemin had Knowledge of such matter prior to Closing; provided, further, that this Section 10.4 shall not limit liability for the matters described in Section 10.2(b), (e), or (f) or
Section 10.3(b); and provided, further, that Seller's representations and warranties made in Section 3.11 and Part 3.11 of the Disclosure Letter shall continue in full force and effect until ninety (90) days after the expiration of the applicable statutes of limitation (including any extensions thereto, whether automatic or permissive).

     10.5 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

     This Section 10.5 applies to all third party claims, except for Tax Claims, which are addressed in Section 10.6.

     (a) Promptly after receipt by an indemnified party under Section 10.2 or
Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

     (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that it has differing or conflicting defenses from the indemnifying parties, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice in writing from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other


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

than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding at the expense of the indemnifying party, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

     10.6 INDEMNIFICATION AND PROCEDURE FOR INDEMNIFICATION--TAX MATTERS

     (a) Except to the extent Taxes are reserved for on Interim Balance Sheet, Seller agrees to be responsible for and to indemnify and hold the Indemnified Persons harmless from and against any and all Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) that may be imposed upon or assessed against any of the Acquired Companies, or the assets thereof:

          (i) with respect to all taxable periods of the Acquired Companies ending on or prior to the Closing Date;

          (ii) with respect to any and all Taxes of the Acquired Companies allocated to Seller pursuant to Section 11.2;

          (iii) by reason of being a successor-in-interest or transferee of another entity; and

          (iv) with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which any of the Acquired Companies is or was a member on or prior to the Closing Date, by reason of the liability of such Acquired Company pursuant to Treas. Reg. Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation (collectively, "Tax Claims").

For the purpose of clarification, it is the intention of the parties that an indemnifiable Tax Claim shall exist under this section 10.6(a) only if and to the extent that an Acquired Company is determined to be liable for an additional payment of Taxes after giving effect to all tax attributes permitted by applicable law for the relevant pre-Closing period, including without limitation net operating losses and credits against tax; provided, however, the amount of any Tax Claim shall not take into account a carry back of any Tax loss, deduction or credit of the Acquired Companies from any taxable period beginning after the Closing Date. Seller also agrees to be responsible for and to indemnify and hold the Indemnified Persons harmless from and against any Damages incurred in connection with the Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) for which Seller is responsible to indemnify the Indemnified Persons pursuant to this Section 10.6(a) or the enforcement of this Section 10.6(a).

     (b) Buyer shall have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS or any other governmental authority and litigation in Tax Court or any other court or tribunal of competent jurisdiction (a "Tax Proceeding") involving any Acquired Company. However, Seller shall have the right, at his sole expense, to consult with Buyer regarding any Tax Proceeding with respect to any Tax Claim. Buyer agrees not to enter into or permit any of the Acquired Companies to enter into any agreement or settlement with a taxing authority with respect to any Tax Proceeding involving a Tax Claim without the consent of Seller, which consent shall not be unreasonably conditioned, withheld, or delayed. If Seller withholds his consent to any agreement or settlement, all out-of-pocket expenses subsequently incurred by such Acquired Company in connection with any such Tax Proceeding shall be treated as Damages for purposes of this Section 10.6(b).

     10.7 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     10.8 LIMITATIONS

     Any other provision of this Agreement to the contrary notwithstanding:

     (a) no claim for indemnification by either party under Sections 10.2(a),
(c) or (d) or Section 10.3(a) or (c) hereof may be made unless and until the total amount of all claims by such party has exceeded Five Hundred Thousand Dollars ($500,000), and then only to the extent of such excess; provided, however, that this limitation shall not apply to: (i) claims relating to a Breach of Sections 3.3, 3.8(b), or 3.9; (ii) with regard to the indemnification obligation of Seller to Buyer, any Breach or Damages of which (A) a


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

member of the Supervisor Group had Knowledge of prior to Closing and such matter was within the area of responsibility of such member of the Supervisor Knowledge Group, (B) a member of the Management Knowledge Group had Knowledge prior to Closing; (iii) with regard to the indemnification obligation of Buyer to Seller, any Breach or Damages of which Uzi Yemin had Knowledge prior to Closing; and
(iv) Environmental, Health, and Safety Liabilities relating to either the Known Non-Trust Fund Contamination Facilities or the Known Buyer Remediation Facilities, where such Environmental, Health, and Safety Liabilities arise out of Environmental Conditions existing on, at, or underlying such Facilities on or prior to the Closing Date, which were Known to Seller or the Acquired Companies at or prior to the Closing Date, and provided further that the amount of any claim asserted against Seller under the preceding proviso shall not be treated as a claim for purposes of establishing that claims in excess of Five Hundred Thousand Dollars ($500,000) have been made against Seller. The parties understand and acknowledge that nothing in this Section 10.8(a) is intended to nor shall it be construed as imposing any limitation on the Tax indemnity in
Section 10.6 hereof.

     (b) in no case shall the aggregate liability of either party to the other under Sections 10.2(a), (c) or (d) or Sections 10.3(a) or (c) hereof exceed Three Million Dollars ($3,000,000); provided, however, that these limitations shall not apply to (i) claims relating to: a Breach of Sections 3.3; (ii) with regard to the indemnification obligation of Seller to Buyer, any Breach or Damages of which (A) a member of the Supervisor Group had Knowledge of prior to Closing and such matter was within the area of responsibility of such member of the Supervisor Knowledge Group, (B) a member of the Management Knowledge Group had Knowledge of prior to Closing; (iii) with regard to the indemnification obligation of Buyer to Seller, any Breach or Damages of which Uzi Yemin had Knowledge prior to Closing; and (iv) Environmental, Health, and Safety Liabilities relating to either the Known Non-Trust Fund Contamination Facilities or the Known Buyer Remediation Facilities, where such Environmental, Health, and Safety Liabilities arise out of Environmental Conditions existing on, at, or underlying such Facilities on or prior to the Closing Date, which were Known to Seller or the Acquired Companies at or prior to the Closing Date; and provided further, that if a claim for indemnification shall have been made but not resolved prior to the date on which a reduction in the maximum potential liability otherwise would have occurred, the amount of such claim shall be added to the maximum potential liability otherwise in effect until the claim is resolved. The parties understand and acknowledge that nothing in this Section 10.8(b) is intended to nor shall it be construed as imposing any limitation on the Tax indemnity in Section 10.6 hereof.

     (c) neither party shall be liable to the other party for any consequential, incidental, special or punitive damages suffered by the other party arising from
Section 10.2 or Section 10.3 hereof; provided, however, that this provision shall not in any manner limit the liability of either party to the other party with respect to damages suffered by such other party arising from claims or actions by third parties that include consequential, incidental, special or punitive damages.

     (d) if, a Covered UST ceases to be eligible for coverage under applicable UST Programs as a result of the actions or inactions after Closing of any Acquired Company or


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

Buyer (or of any of their respective officers, directors, employees, or agents), then Buyer will not be entitled to any indemnification from Seller in connection with liabilities related to or arising from such Covered UST.

     (e) Seller's obligation to indemnify Buyer with respect to any Tax Claim will be reduced by any Tax Benefits (hereinafter defined) available to Buyer or any Acquired Company as a result of the payment, loss or cost giving rise to such indemnification. For this purpose, a tax benefit shall be deemed available to Buyer or any Acquired Company with respect to a taxable year if, and to the extent that, Buyer or any Acquired Companies' cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Tax Claim from all taxable years, exceeds Buyer or any Acquired Companies' actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Tax Claims for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year) (a "Tax Benefit").

     (f) The indemnity obligations of Seller shall be reduced by any net insurance proceeds actually received by Buyer under the Environmental Insurance Policy to be secured in connection with this transaction, after deducting all costs incurred by Buyer in recovering such proceeds. Buyer agrees to look first to the Environmental Insurance Policy with respect to any matter covered by the Environmental Insurance Policy, and Seller shall not be obligated to indemnify Buyer to the extent that Buyer's damages for any matter are covered by the Environmental Insurance Policy; provided, however, that any deductible amount paid by Buyer under the Environmental Insurance Policy shall constitute Environmental Liabilities under Section 10.2(d) and otherwise, subject to the provisions of Section 10.8(a).

     (g) Notwithstanding anything in this Agreement to the contrary, neither the total amount of Seller's liability to indemnify Buyer hereunder nor the total amount of Buyer's liability to indemnify Seller hereunder shall exceed the Base Purchase Price.

     10.9 SOLE REMEDY

     This Section 10 sets forth the exclusive and entire remedy of the parties hereto against one another in respect of any Breach of any representation, warranty, or covenant in this Agreement or the Disclosure Letter other than the provisions of Sections 12.5 and 12.13 (for which the parties shall be entitled to specific performance).

     10.10 TAX TREATMENT OF INDEMNIFICATION PAYMENTS

     Seller and Buyer agree to treat any indemnity payment made pursuant to this
Article 10 as an adjustment to the purchase price for federal, state, local and foreign income tax purposes.

11.  TAX MATTERS


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

     The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

     11.1 RESPONSIBILITY FOR FILING INCOME TAX RETURNS

     (a) Seller shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Acquired Companies required to be filed by the Acquired Companies on or prior to the Closing Date and shall cause the Acquired Companies to pay any and all Taxes due with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable laws. Seller shall provide Buyer with copies of such Tax Returns at least 15 days prior to the due date for filing such Tax Returns and Buyer shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns and supporting workpapers and schedules prior to the filing of such Tax Returns. The failure of Buyer to propose any changes to any such Tax Return within such 15 days shall be deemed to constitute its approval thereof.

     (b) Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Acquired Companies required to be filed by the Acquired Companies after the Closing Date. To the extent any Taxes shown due on such Tax Returns are indemnifiable by Seller, (i) such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable laws; (ii) Buyer shall provide Seller with copies of each such Tax Return at least 30 days prior to the due date for filing such Tax Return; and
(iii) Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for 15 days following the receipt thereof. The failure of Seller to propose any changes to any such Tax Return within such 15 days shall constitute its approval thereof. Not later than ten
(10) days before the due date for payment of Taxes with respect to any such Tax Returns, Seller shall pay to Buyer an amount equal to that portion of the Taxes shown on such Tax Return for which Seller has an obligation to indemnify Buyer pursuant to the provisions of Section 10.6(a).

     11.2 STRADDLE PERIODS

     For federal income tax purposes, the taxable year of each of the Acquired Companies shall end as of the close of the Closing Date and, with respect to all other Taxes, Seller and Buyer will, unless prohibited by applicable law, close the taxable period of the Acquired Companies as of the close of the Closing Date. Neither Seller nor Buyer shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit any of the Acquired Companies to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of such Acquired Company beginning before and ending after the Closing Date shall be allocated (i) to Seller for the period up to and including the Closing Date, and (ii) to Buyer or the period subsequent to the Closing Date. Any allocation of income of deductions required to determine any Taxes attributable


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

to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of any such Acquired Company as of the close of the Closing Date, provided that exemptions, allowances, or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) and any annual property or ad valorem Taxes shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

     11.3 REFUND AND TAX BENEFITS

     Subject to the provisions of Section 11.4 and in Buyer's good faith determination, any Income Tax refunds that are received by Buyer or any Acquired Company, and any amounts credited against Income Tax to which Buyer or any Acquired Company becomes entitled, that are attributable to any Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt thereof, provided, however, such refund or such credit shall not include any amount that the IRS may have over-refunded as described in Part 3.11 of the Disclosure Letter. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Income Tax by a taxing authority to Buyer or any Acquired Company of any amount accrued on the Closing Date Balance Sheet, Buyer shall pay such amount to Seller within fifteen (15) days after receipt thereof or entitlement thereto. Any payments made under this Section 11.3 shall be net of any Taxes payable with respect to such refund (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 11.3).

     11.4 CARRYBACKS

     Notwithstanding the provisions of Section 11.3, any income tax refunds (including any interest thereon) realized by any Acquired Company as a result of the carryback of any Tax loss, deduction or credit of such Acquired Company from any taxable period beginning after the Closing Date to a taxable period beginning ending on or before the Closing Date shall not be for the account of Seller and shall be retained by such Acquired Company.

     11.5 COOPERATION ON TAX MATTERS

     (a) Buyer and Seller shall cooperate fully, and Buyer shall ensure that each Acquired Company will also cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree, and Buyer shall ensure that each Acquired Company agrees (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any


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

taxable period before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer (or the Acquired Companies) or Seller, as the case may be, shall allow the other party to take possession of such books and records.

     (b) Buyer and Seller further agree, upon written request, to use their reasonable Best Efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).

     11.6 TAX-SHARING AGREEMENTS

     All tax-sharing agreements or similar agreements with respect to or involving any Acquired Company, if any, shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

     11.7 CERTAIN TAXES AND FEES

     All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Contemplated Transactions shall be shared equally by Buyer and Seller, except
(i) as otherwise provided in Section 5.9 and Section 12.1 of the Agreement, and
(ii) with regard to such transfer, documentary, sales, use, stamp, registration and other such Taxes, conveyance fees, recording charges and other fees and charges which are incurred solely in connection with financing arrangements of Buyer, which shall be borne entirely by Buyer.

12.  GENERAL PROVISIONS

     12.1 EXPENSES

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer shall also pay:

          (i) 50% of the costs of the Surveys, the title insurance search and exam fees and premiums, including the cost of non-imputation endorsements, until Buyer's portion of such aggregate costs exceed One Hundred Thousand Dollars ($100,000) and 100% of the costs thereafter,

          (ii) 50% of the reasonable costs incurred in connection with the purchase


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

of discount food mart 102 and discount food mart 182 (including, but not limited to, recording taxes and attorneys fees, but not including the purchase price paid for such stores);

          (iii) 100% of the costs of the Title Commitments; and

          (iv) all other customary closing costs normally paid by a purchaser.

Seller shall also pay:

          (x) 50% of the costs of the Surveys, the title insurance search and exam fees and premiums, including the cost of non-imputation endorsements, but only until Seller's portion of such aggregate costs equals One Hundred Thousand Dollars ($100,000) (thereafter Buyer shall be solely responsible for such costs);

          (y) 50% of the costs incurred in connection with the purchase of discount food mart 102 and discount food mart 182 (including, but not limited to, recording taxes and attorneys fees, but not including the purchase price paid for such stores); and

          (z) all other customary closing costs normally paid by a Seller.

In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     12.2 NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

SELLER:

     John R. Williamson
     511 Kings Mountain Trail
     Birmingham, Alabama 35242

     with a copy to:

     Bradley Arant Rose & White LLP
     1819 Fifth Avenue North


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

     Birmingham, AL 35203
     Attention: James E. Rotch, Esq.

BUYER OR DELEK US HOLDINGS:

     MAPCO Family Centers, Inc.
     Delek US Holdings, Inc.
     830 Crescent
     Center Drive
     Suite 300
     Franklin, TN 37067
     Attention: Mr. Uzi Yemin

     with a copy to:

     Fulbright & Jaworski, L.L.P.
     666 Fifth Avenue
     New York, New York 10103
     Attention: Andrew C. Freedman, Esq.

     12.3 CHOICE OF LAW

     This Agreement will be governed by the laws of the State of Alabama without regard to conflicts of laws principles.

     12.4 FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     12.5 AGREEMENT OF SELLER NOT TO COMPETE

     As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to Seller under this Agreement, Seller hereby agrees that:

     (a) Negative Covenants. For a period of three years after the Closing Date:

          (i) Seller will not, directly or indirectly, engage in; invest in; own; manage; operate; finance; control; participate in the ownership, management, operation, financing or control of; be employed by, associated with or in any way be connected with; lend his name or any similar name to; lend his credit to; or render services or advice to; any business whose products or activities include the sale of fuel and lubricants or the operation of convenience stores, or otherwise compete in whole or in part with the products or activities of any of the Acquired Companies within the State of Alabama or within a


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

boundary which begins with each convenience store location of an Acquired Company, as listed in Attachment 3.6 to the Disclosure Letter, and extends twenty (20) miles in every direction, provided, however, that Seller may continue to own, purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller hereby agrees that this covenant is reasonable with respect to its duration, geographical area and scope; and

          (ii) Seller will not, directly or indirectly, either for himself or for any other Person, (A) induce or attempt to induce any employee of an Acquired Company to leave the employ of such Acquired Company, (B) in any way interfere with the relationship between Buyer or any Acquired Company and any employee of an Acquired Company, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of an Acquired Company, or (D) induce or attempt to induce any customer, supplier, licensee or business relation of any Acquired Company to cease doing business with Buyer or such Acquired Company, or in any way interfere with the relationship between Buyer or an Acquired Company and any such customer, supplier, licensee or business relation.

     (b) Remedies. Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, Seller hereby agrees that the foregoing covenants may be enforced by Buyer in the event of breach of any of them, by sanctions, restraining orders and other equitable actions and that Buyer will not be obligated to post bond or other security in seeking such relief.

     (c) Severability; Reformation. The agreements and covenants in this Section
12.5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other agreement or covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 12.5 are unreasonable, then it is the intention of the parties that such restrictions be in force to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed.

     (d) Independent Agreement. Seller hereby acknowledges that the covenants set forth in this Section 12.5 are material conditions to Buyer's willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the agreements and covenants in this Section 12.5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such agreements and covenants.

     (e) Compensation. Ten Thousand Dollars ($10,000) of the purchase price


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hereunder shall be deemed compensation to Seller for entering into the negative covenants set forth in this Section 12.5.

     12.6 WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.7 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     12.8 DISCLOSURE LETTER

     In the event of any inconsistency between the statements in the body of this Agreement and those of the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     12.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     Neither party may assign any of their rights under this Agreement without the prior consent of the other party, except (a) Buyer may assign its rights hereunder to a wholly owned subsidiary, provided, however, that in the event of any such assignment, Buyer shall remain unconditionally liable as a guarantor for Buyer's obligations under this Agreement and (b) Buyer may grant a security interest in its rights hereunder to any financial institution extending credit to Buyer for the purpose of completing the Contemplated Transactions or with respect to the operation of the Acquired Companies following the Closing. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the parties. Except as


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aforesaid, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as aforesaid, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors and assigns.

     12.10 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect and the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible so that the transaction contemplated hereby is fulfilled to the extent possible. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     12.11 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Buyer and Seller and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     12.12 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     12.13 CONFIDENTIALITY; NO PUBLIC DISCLOSURE

     (a) Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Seller to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is


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necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or
(iii) the furnishing or use of such information is required by legal proceedings.

     (b) If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information described above in Section 12.13(a) as the other party may reasonably request.

     (c) Neither Buyer nor Seller shall issue any press release or make any public announcement relating to the Contemplated Transactions prior to the Closing without the prior written approval of the other party; provided, however, that either Buyer or Seller may make any public disclosure that it believes is required by applicable law. In the event that either party determines that an announcement is required by law, it will promptly: (i) notify the other party in writing that it has made such a determination; (ii) provide the other party with a written draft of the form of such announcement; (iii) notify the other party of the proposed timing of such announcement; and allow the other party the opportunity to make a similar contemporaneous public announcement. The party that has determined that such an announcement is required by law will complete actions (i) - (iii) as soon as reasonably practicable and prior to the making of such public announcement.

     12.14 SUNTRUST LITIGATION

     The parties hereto understand and acknowledge that the Company and Seller are currently parties to that certain litigation in the Circuit Court of DeKalb County, Alabama, styled Williamson Oil Company, Inc. v. Suntrust Bank, Atlanta, Suntrust Capital Markets, Inc., and Suntrust Robinson Humphrey, Civil Action No. CV 2002-258 (the "SunTrust Litigation"). At all times following the date of execution of this Agreement, Seller shall have full and complete control, in his sole and absolute discretion, over the pursuit, prosecution, defense, settlement, dismissal, or other resolution of the SunTrust Litigation, provided that Seller shall promptly notify Buyer of any material developments in connection therewith. Following the date of execution of this Agreement, the Company shall (i) provide to Seller a corporate representative for trial, depositions, mediation, or other legal proceedings related to the SunTrust Litigation and for reasonable related preparation (such corporate representative may, at the option of Seller, be George J. Porter or Seller), (ii) provide access, upon reasonable advance notice during regular business hours, to (A) all documents belonging to the Company or in the Company's custody or control related to the SunTrust Litigation and agree to make such related compilations of documents as Seller shall reasonably request, and (B) all Company personnel,
(iii) not hinder or otherwise obstruct Seller's prosecution and defense of claims and counterclaims in the SunTrust Litigation, (iv) join in a motion in limine to attempt to prevent SunTrust from introducing into fact in the SunTrust Litigation that the Acquired Companies are banking again with SunTrust, (v) join or not obstruct such other motions or filings as Seller shall make in the SunTrust Litigation, and (vi) agree that Seller shall have the sole right to select and pay the law firm which is defending the Company in the SunTrust Litigation and that such law firm shall be representing the Company in such litigation. Seller shall be entitled to any payments to the Company arising from the SunTrust Litigation; provided, further, that any


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payments to Seller under this Section 12.14 shall (i) be reduced by an amount equal to the product of (a) the amount of such payment and (b) the actual combined marginal effective federal and Alabama state income tax rate applicable to corporations for the taxable year in which such payment is received and (ii) be increased by the amount that Taxes otherwise due with respect to such payments are reduced by reason of the availability under applicable Tax law of any net operating loss carryforwards of the Acquired Companies as of the Closing Date provided that for purposes of this clause (ii) the amount of such reduction in Taxes shall be determined without regard to any utilization of the net operating loss carryforwards of the Acquired Companies against income earned or accrued in periods following the Closing Date. Seller shall indemnify and hold harmless Buyer and the Company from and against any Damages to Buyer or the Company arising from the SunTrust Litigation. Buyer shall first look to the SunTrust Escrow Amount for any such indemnification and shall not make any claim against Seller unless and until the SunTrust Escrow Amount has been exhausted. The SunTrust Escrow Amount shall be released to Seller in full immediately upon settlement and dismissal of the SunTrust Litigation or, in the absence of any such settlement, upon entry of a final, non-appealable judgment in the litigation and the satisfaction by Seller of any judgment entered in such case (provided that all or a portion of the SunTrust Escrow Amount may be paid directly from the escrow account holding such amount in order to satisfy of such judgment).

     12.15 DELEK GUARANTEE

     Delek US Holdings hereby absolutely and unconditionally guarantees the payment and performance, when due, of all Buyer's obligations hereunder.

     12.16 INCORPORATION OF EXHIBITS AND DISCLOSURE LETTER

     The Exhibits and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

     12.17 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, as of the date first written above.

                                        BUYER:

                                        MAPCO FAMILY CENTERS, INC.


                                        By: /s/ Uzi Yemin
                                            ------------------------------------
                                            Uzi Yemin
                                            President


                                        DELEK US HOLDINGS, INC.


                                        By: /s/ Uzi Yemin
                                            ------------------------------------
                                            Uzi Yemin
                                            President


                                        SELLER:


                                        /s/ JOHN R. WILLIAMSON
                                        ----------------------------------------
                                        JOHN R. WILLIAMSON


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